UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

STEIN MART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Stein Mart, Inc.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 23, 2015

TO OUR SHAREHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Stein Mart, Inc. (the “Company”) will be held on Tuesday, June 23, 2015, at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida 32207.

The meeting will be held for the following purposes:

1.	To elect the nine (9) director nominees named in the attached proxy statement to serve as directors of the Company for the ensuing year and until their successors have been elected and qualified;

2.	To approve an advisory resolution approving executive compensation for fiscal year 2014;

3.	To approve an increase in the number of shares of the Company’s common stock available under, and to extend the term of, the Stein Mart, Inc. Employee Stock Purchase Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 30, 2016; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The shareholders of record at the close of business on April 16, 2015, will be entitled to vote at the annual meeting.

It is hoped you will be able to attend the meeting, but in any event, please vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 23, 2015: The 2014 Annual Report on Form 10-K and proxy statement of Stein Mart, Inc. are available online at www.proxyvote.com.

For directions to the annual meeting, please contact Ms. Linda Tasseff, Director, Investor Relations, at ltasseff@steinmart.com.

By Order of the Board of Directors,

Gregory W. Kleffner
Secretary

Dated: May 4, 2015

Proxy Statement for the

Annual Meeting of Shareholders of

STEIN MART, INC.

To Be Held on Tuesday, June 23, 2015

PAGE
About The Annual Meeting	1

Security Ownership	4

Section 16(A) Beneficial Ownership Reporting Compliance	5

Proposal No. 1 - Election Of Directors	6

Executive Officers	8

Corporate Governance	8

Meetings And Committees Of The Board	9

Compensation Of Directors	10

Compensation Discussion And Analysis	13

Compensation Committee Report	21

Executive Compensation	22

Proposal No. 2 - Advisory Resolution On Executive Compensation	31

Proposal No. 3 – To Approve An Increase In The Number Of Shares Eligible For Issuance Under, And To Extend The Term Of, The Stein Mart, Inc. Employee Stock Purchase Plan	32

Audit Committee Report	35

Proposal No. 4 - Ratification Of Appointment Of KPMG LLP As The Company’s Independent Registered Certified Public Accounting Firm	36

Related Party Transactions	38

Other Matters	39

Appendix A.	A-1

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD JUNE 23, 2015

This Proxy Statement and the enclosed form of proxy are being sent to shareholders of Stein Mart, Inc. (the “Company” or “Stein Mart”) on or about May 4, 2015 in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders. The meeting will be held on Tuesday, June 23, 2015 at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida 32207.

The Board of Directors has designated Jay Stein and John H. Williams, Jr., and each or either of them, as proxies to vote the shares of common stock solicited on its behalf.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for our 2015 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, April 16, 2015, and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our shareholders.

Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, April 16, 2015, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had 45,386,321 shares of common stock outstanding and entitled to vote.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are our invited guests may attend and be admitted to the annual meeting of shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (i.e., a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your proxy card will be deemed to direct the individuals designated as proxies to vote your shares in accordance with the Board’s recommendations. At this time, the Board and management do not intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our secretary, by mailing a proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and are the shareholder of record (or, if your shares are held in “street name” you have a legal proxy as described above) and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the nine (9) nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. However, pursuant to a majority voting policy adopted by our Board, any nominee who receives more “withheld” than “for” votes must submit his or her resignation to the Corporate Governance Committee even if he or she received a plurality of votes. The Board of Directors shall then consider the Corporate Governance Committee’s recommendation as to whether or not to accept such resignation and will publicly disclose its decision, the process in reaching its decision and the underlying reasons for its decision.

The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our compensation program. The advisory resolution on executive compensation will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

The proposal to approve an increase in the number of shares of our common stock eligible for issuance under the Stein Mart, Inc. Employee Stock Purchase Plan by 125,000 shares and to extend the term of the Plan from December 31, 2015 to December 31, 2020 will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

The ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending January 30, 2016 will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

How are votes counted?

In the election of directors, you may vote “FOR ALL” of the nominees or for none of the nominees (“WITHHOLD ALL”) or your vote may be “FOR ALL EXCEPT” with respect to one or more of the nominees.

For the advisory resolution on executive compensation, the approval of increase in the number of shares eligible under the Stein Mart, Inc. Employee Stock Purchase Plan and extension of the term of the Plan to December 31, 2020 and the ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending January 30, 2016, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting, but will have no effect on the advisory resolution on executive compensation, the approval of the increase of shares available under, and term of, the Stein Mart, Inc. Employee Stock Purchase Plan or the ratification of the appointment of our independent registered certified public accounting firm.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for our 2015 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of our independent registered certified public accounting firm without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the proposals.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four (4) business days following the annual meeting.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows the name, address and beneficial ownership as of April 16, 2015 of each person known to us, other than Jay Stein, who is shown below, to be the beneficial owner of more than five percent (5%) of our outstanding common stock based on shares of common stock outstanding on such date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	4,286,080(1)	9.5%

Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	3,306,720(2)	7.29%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,499,329(3)	5.6%

(1)

This information is based on a joint filing of Schedule 13G filed February 10, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”), an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 and T. Rowe Price Small-Cap Value Fund, Inc., an Investment Company registered under Section 8 of the Investment Company Act of 1940. Price Associates reported having sole power to vote an aggregate of 2,304,100 shares of common stock and sole power to dispose or direct the disposition of an aggregate of 4,286,080 shares of a common stock. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)

This information is based on a Schedule 13G filed April 6, 2015. Royce & Associates, LLC reported having sole power to vote and sole power to dispose or direct the disposition of 3,306,720 shares of common stock.

(3)

This information is based on a Schedule 13G filed February 2, 2015 by BlackRock, Inc. (“BlackRock”), as parent holding company for BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC (collectively, the “Subsidiaries”). Black Rock reported having sole power to vote 2,429,498 shares of common stock and sole power to dispose or direct the disposition of 2,499,329 shares of common stock.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information with respect to beneficial ownership of our common stock as of April 16, 2015 by: (i) each director; (ii) each current executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(*)
Jay Stein(2)	14,889,013	32.8%
Alvin R. Carpenter(3)(4)	42,838	*
Irwin Cohen(3)	40,507	*
Susan Falk(3)	43,741	*
Linda M. Farthing(3)	62,021	*
D. Hunt Hawkins(3)	354,959	*
Gregory W. Kleffner(3)	335,212	*
Mitchell W. Legler(3)	185,195	*
Brian R. Morrow(3)	441,127	*
Gary L. Pierce(3)	210,874	*
Richard L. Sisisky(3)	68,959	*
Burton M. Tansky	2,647	*
J. Wayne Weaver	2,648	*
John H. Williams, Jr.(5)	111,700	*
All directors, director nominees and executive officers as a group (14 persons)(2)(3)(4)(6)	16,791,441	36.4%

(*)	Amount is less than one percent (1%) of total outstanding common stock.

(1)

All shares of common stock included in the table are subject to the sole investment and voting power of the respective directors and executive officers, except as otherwise set forth in the footnotes below.

(2)

Shares consist of 10,912,260 shares held by Stein Ventures Limited Partnership, the general partner of which is Cary Ventures, Inc., 673,191 shares held by the Jay and Deanie Stein Foundation, 40,275 shares held by Cary Ventures, Inc., a corporation wholly-owned by Mr. Stein, 484,299 shares held by Jay Stein and 2,778,988 shares owned by trusts for the benefit of Mr. Stein’s spouse and daughters.

(3)

Includes the following shares which are not currently outstanding but which the named shareholders are entitled to receive upon exercise of options that are currently exercisable or that become exercisable within sixty (60) days of April 16, 2015:

Irwin Cohen	12,208
Susan Falk	12,208
Linda M. Farthing	12,208
D. Hunt Hawkins	173,595
Gregory W. Kleffner	156,256
Brian R. Morrow	222,425
Gary L. Pierce	94,048
Richard L. Sisisky	12,208

All directors and executive officers as a group (14 persons)	695,156

Includes the following shares of restricted stock which are currently outstanding and will be delivered to each individual upon vesting:

Alvin R. Carpenter	10,250
Irwin Cohen	10,250
Susan Falk	10,250
Linda M. Farthing	10,250
D. Hunt Hawkins	31,810
Gregory W. Kleffner	27,480
Mitchell W. Legler	22,000
Brian R. Morrow	41,360
Gary L. Pierce	23,170
Richard L. Sisisky	10,250
Burton W. Tansky	2,427
J. Wayne Weaver	2,427

All directors and executive officers as a group (14 persons)	201,924

(4)	Mr. Carpenter is retiring from the Board effective as of the 2015 annual meeting.
(5)	Includes 111,700 shares owned jointly by Mr. Williams and his wife.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons owning more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities and to furnish us with copies of all such reports. To our knowledge, based solely on our review of copies of such reports furnished to us during 2014, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent (10%) beneficial owners have been complied with on a timely basis, with the exception of Form 4 filings dated January 31, 2014 by each of Messrs. Hawkins, Kleffner, Morrow and Pierce reporting shares withheld upon vesting of restricted stock, a late Form 5 filing by Mr. Carpenter reporting a de minimis acquisition of shares pursuant to dividend reinvestment and a Form 4 filing dated December 11, 2014 by Mr. Williams reporting sales of shares.

PROPOSAL NO. 1 -

ELECTION OF DIRECTORS

At the meeting, nine (9) directors will be elected to serve for one (1) year and until the election and qualification of their successors. Each nominee is presently available for election and previously elected to the Board by our shareholders. There are no family relationships between any of our directors, director nominees or executive officers. While our directors are elected by a plurality vote, our majority voting policy requires that any director who receives more “withheld” votes than “for” votes must tender his or her resignation and the full Board must determine whether or not to accept those resignations. We will file a Form 8-K that discloses the Board’s decision and the reasons for its actions.

We believe that each nominee possesses the characteristics that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The following paragraphs provide biographies of each of our nominees and descriptions of the experiences, qualifications and skills that caused the Corporate Governance Committee and the Board to determine that these nominees should serve as our directors. These biographies contain information regarding each nominee’s service as a director, business experience, director positions held currently or at any time during the last five (5) years and information regarding involvement in certain legal or administrative proceedings, if applicable. The below biographies do not include information for Mr. Alvin R. Carpenter, who is retiring from the Board effective as of the 2015 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Name Age	Positions with the Company; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of the Company

Jay Stein** (69)	Chairman of the Board of the Company since 1989; Chief Executive Officer since June 2013, interim Chief Executive Officer from September 2011 to June 2013 and Chief Executive Officer of the Company from 1990 to September 2001. Mr. Stein, as the principal architect of the Company’s growth, brings extensive knowledge of the retail environment and outstanding merchandising skills to the Board.	1968

John H. Williams, Jr. (77)	Vice Chairman of the Board since February 2003 and director of the Company; Vice Chairman and Chief Executive Officer of the Company from September 2001 to February 2003; President of the Company from 1990 to September 2001. As a past Chief Executive Officer of the Company, Mr. Williams brings extensive historical and operational knowledge to the Board based on many years of experience with the Company.	1984

Irwin Cohen †ß¥ (74)	Director of the Company; Senior Advisor with the Peter J. Solomon Company, an investment banking firm, from June 2003 to October 2013; Global Managing Partner of the Retail and Consumer Products Practice of Deloitte & Touche LLP from 1998 to May 2003; director of Supervalu, Inc. since June 2003. Mr. Cohen adds extensive financial and accounting experience and expertise in evaluating financial controls as well as extensive experience within the retail segment.	2007

Susan Falk †¥ (64)

Director of the Company; A retail consultant since April 2012; Chief Executive Officer of fashion retailer Betsey Johnson LLC from September 2010 to April 2012; Group President, Womenswear, Hartmarx Corporation from January 2005 to July 2009, a retail consultant from May 2003 to December 2004 and President of Avenue Stores from October 2002 to April 2003. Betsey Johnson LLC filed for Chapter 11 bankruptcy protection in April 2012. Ms. Falk greatly broadens the Board’s retail and apparel experience and offers invaluable advice as to the Company’s dealings with its vendors and its merchandising strategies.

		2007

Name Age	Positions with the Company; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of the Company

Linda M. Farthing ¥ (67)	Director of the Company; interim President and Chief Executive Officer of the Company from September 2007 to December 2008; President and director, Friedman’s, Inc. 1998; President and director, The Cato Corporation 1990-1997. Former director of CT Communications from 2005 to 2007. Ms. Farthing’s considerable experience in managing retail companies materially enhances the Board’s ability to assess market trends and the Board’s sensitivity to overall business trends affecting the retail industry.	1999

Mitchell W. Legler (72)	Director of the Company; majority shareholder of the law firm Kirschner & Legler, P.A. since April 2001; sole shareholder of the law firm Mitchell W. Legler, P.A. from August 1995 to April 2001; general counsel to the Company since 1991. Mr. Legler’s substantial experience with financial companies and his general legal knowledge is beneficial to the Board’s understanding of risks faced by the Company and assists in guiding the Board in understanding its responsibilities.	1991

Richard L. Sisisky nß¥× (60)	Director of the Company; President of The Shircliff & Sisisky Company, a management consulting company, since 2003; President and Chief Operating Officer and director of ParkerVision, Inc. from 1998 to 2003. Mr. Sisisky’s material knowledge of the general business environment and management skills are invaluable to the Board’s strategic insight and analysis.	2003

Burton M. Tansky n†ß¥** (77)	Director of the Company; Senior Advisor with Marvin Traub Associates, a global business development and strategy consulting firm focused on working with brands, retailers, developers and related businesses; Chief Executive Officer of the Neiman Marcus Group from 2001 to 2010; President and CEO of The Neiman Marcus Stores from 1994-2001; Director of the Howard Hughes Corporation and the Donald Pliner Company. Mr. Tansky brings extensive experience in retail management to the Board.	2014

J. Wayne Weavern¥ (80)	Nominee as Director of the Company (previously served as Director from 2000 to 2008); Chairman of Shoe Carnival, Inc. since 1988; Chairman of the Board of Quality Education for All (QEA), a K-12 reform initiative in Jacksonville, FL since 2013; majority owner, Chairman and Chief Executive Officer of the Jacksonville Jaguars from 1993 to 2012; President and Chief Executive Officer of Nine West Group, Inc. from 1978 to 1993. Mr. Weaver brings significant financial and organizational management skills to the Board, as well as extensive retail experience.	2014

†	Member of the Audit Committee
n	Member of the Compensation Committee
ß	Member of the Corporate Governance Committee
×	Lead Director
¥	Independent Director in accordance with applicable NASDAQ rules
**	Member of the Merchandising Committee

EXECUTIVE OFFICERS

Our executive officers are:

Name (Age)	Position
Jay Stein (69)	Chief Executive Officer
D. Hunt Hawkins (56)	President and Chief Operating Officer
Gregory W. Kleffner (60)	Executive Vice President and Chief Financial Officer
Brian R. Morrow (55)	President and Chief Merchandising Officer
Gary L. Pierce (58)	Executive Vice President and Director of Stores

For additional information regarding Mr. Stein, see the Directors’ table on the preceding pages.

Mr. Hawkins joined us in February 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in September 2006, to Executive Vice President, Chief Administrative Officer in October 2007, to Executive Vice President, Chief Operating Officer in December 2011 and to President and Chief Operating Officer in April 2014.

Mr. Kleffner joined us in August 2009 as Senior Vice President and Chief Financial Officer. He was promoted to Executive Vice President in February 2010. Prior to joining us, Mr. Kleffner spent six (6) years with Kellwood Company, an apparel manufacturer. While at Kellwood Company, he served as Vice President, Controller from 2002 to 2005, Vice President Finance and Controller from 2005 to 2006, Senior Vice President Finance and Controller from 2006 to 2007 and Chief Financial Officer from 2007 to 2008.

Mr. Morrow joined us in February 2010 as Executive Vice President and Chief Merchandising Officer. He was promoted to President and Chief Merchandising Officer in April 2014. Prior to joining us, Mr. Morrow served as Senior Vice President and General Merchandising Manager with Macy’s North/Marshall Field’s from February 2005 to May 2008 and held the same position with Mervyn’s from May 2008 to October 2008 and served as Executive Vice President and General Merchandising Manager with Macy’s West from October 2008 to May 2009.

Mr. Pierce joined us in May 2010 as Senior Vice President and Director of Stores. He was promoted to Executive Vice President and Director of Stores in May 2014. Prior to joining us, Mr. Pierce served as Senior Vice President and Director of Stores for the Central and Northern divisions of Belk, Inc. from September 2001 to May 2010.

CORPORATE GOVERNANCE

We are structured with a Board of Directors as our highest governing body. The Board in turn has a Chairman who helps set the agenda with management and who chairs the meetings of the Board. Mr. Jay Stein, our Board Chairman, also serves as our Chief Executive Officer. The Board has determined that it is in the best interest of the Company to combine the roles of Chairman and Chief Executive officer for so long as both offices are held by Mr. Stein. Mr. Stein, as the Company’s largest shareholder and principal architect of the Company’s growth, is uniquely suited to both run the Company and seek to maximize shareholder value. The Board elects a lead director (the “Lead Director”), who serves as chairman of the Corporate Governance Committee. The Lead Director is an independent director with substantial management experience who works with the Board Chairman and management to set the agenda for Board meetings and serves as a liaison between the Board and management to facilitate communications, acts as a moderator of executive sessions made up solely of independent directors, and assures that an independent Board member is involved in setting agendas for the Board and Corporate Governance Committee. Our Lead Director is Mr. Sisisky.

Our Corporate Governance Guidelines require that a majority of our directors qualify as independent directors. The Board determines independence on the basis of the standards specified by NASDAQ, the additional standards referenced in our Corporate Governance Guidelines, and other facts the Board considers relevant. The Board has reviewed relevant relationships between the Company and each non-employee director as well as any other facts that might impair a director’s independence. Based on that review, the Board has determined that all non-employee directors are independent except for Mr. Legler. Messrs. Jay Stein and John Williams are employees of the Company. In addition, Mr. Carpenter, our retiring director, previously was determined to be an independent director. In determining the independence of each director, the matters described under “Related Party Transactions” were considered.

The Board meets at least quarterly and provides supervision of the Company between meetings through a number of standing committees. The Board recognizes its responsibility for oversight of our risk management and one (1) meeting each year of the Audit Committee is heavily focused on operational risk management dealing with areas of primary concern to us such as inventory control and shrinkage, insurance coverage, financial controls, adequacy of reserves, and third party claims. The full Board periodically addresses strategic risks such as changes in the retail environment as well as setting the authority limits for management at various levels. The Board believes that its focus on risk management discourages inappropriate risk-taking by management and results in appropriate controls.

The Compensation Committee seeks to establish compensation plans that create a balance between rewarding performance and avoiding inappropriate risk-taking by management. Our incentive compensation plans are adjusted annually to focus management on both general performance by us and specific areas of risk management which the Board, acting through the Compensation Committee, believes will be most effective in reducing inappropriate risks. Management is encouraged to set specific criteria for lower levels of management’s incentive compensation which similarly are intended to maximize opportunities and control risks at all levels of our operations. See the Compensation Discussion and Analysis section for more information on our incentive plans.

Shareholders who wish to communicate with the Board of Directors, or any particular director, may send a letter to our Secretary at the address set forth on the first page of this proxy statement. The mailing envelope should contain a clear notation on the outside that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such letters should identify the author as a shareholder, state the name in which the shares of such author are held, and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The Secretary will make copies of such letters and circulate them to the appropriate director or directors.

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available on our website, www.steinmart.com.

MEETINGS AND COMMITTEES OF THE BOARD

During 2014, the Board held a total of three (3) regular meetings. A fourth meeting was held immediately after the end of the Company’s fiscal year. All directors attended at least seventy-five percent (75%) of all meetings of the Board and Board committees on which they served during 2014.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, the annual meeting is generally held on the same day as a regularly scheduled Board meeting and we expect that most of our directors will attend the annual meeting of shareholders. All directors, except for Mr. Carpenter, who could not be present, attended the last annual meeting.

The Board of Directors has established four (4) standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each standing committee operates pursuant to a charter adopted by the full Board which is available on our website, www.steinmart.com. The Committees are more fully described below. Members of the standing committees are elected annually at the regular Board meeting held in conjunction with the annual shareholders’ meeting with changes in committee assignments being made during the year as the Board of Directors deems appropriate.

Executive Committee. The Executive Committee is comprised of any two (2) directors who are independent directors under NASDAQ rules and one (1) additional director who is our Chief Executive Officer. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by our bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee held three (3) meetings during 2014. These meetings were attended by Messrs. Cohen, Sisisky and Jay Stein, with Mr. Legler also in attendance at two (2) meetings.

Audit Committee. During 2014, the Audit Committee was comprised of Mr. Cohen (Chairman), Ms. Falk and Mr. Tansky, each of whom is an independent director under NASDAQ rules applicable to Audit Committee members. During 2014, the Audit Committee held twelve (12) meetings. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements and (3) the independence and performance of our internal auditors. Our Board of Directors has determined that Mr. Cohen qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Compensation Committee. The Compensation Committee is comprised of Messrs. Carpenter (Chairman, and a director not standing for re-election due to his retirement), Sisisky, Tansky and Weaver, each of whom is an independent director under NASDAQ rules. During 2014, the Compensation Committee held four (4) meetings. This Committee has the responsibility for approving the compensation arrangements for our senior management, including Short-Term and Long-Term Incentive Compensation. It also recommends to the Board of Directors adoption of any compensation plans in which our officers and directors are eligible to participate. The Compensation Committee also serves as the Option Committee and makes grants of stock options, restricted stock and performance shares under our 2001 Omnibus Plan. Please refer to our Compensation Discussion and Analysis beginning on page 13 for additional discussion of the role our Compensation Committee plays in setting executive compensation.

Corporate Governance Committee. The Corporate Governance Committee is comprised of Mr. Sisisky (as the Lead Director and Chairman), Mr. Cohen (as the Chairman of the Audit Committee), Mr. Carpenter (as the Chairman of the Compensation

Committee, and a director not standing for re-election due to his retirement), and Mr. Tansky (as the Chairman of the Merchandising Committee), each of whom is an independent director under NASDAQ rules. The Committee is responsible for the search and selection of our future directors and recommends to the full Board the slate of Directors to be proposed to our shareholders at our annual meeting of shareholders. The Committee also reviews, from time to time, the roles of the other standing committees, recommends committee assignments and evaluates, on a periodic basis, the performance of the Board and each of its committees as well as the relationship between the Board and our management. During 2014, the Corporate Governance Committee held two (2) meetings. The Lead Director, among other things, assists in setting agendas for meetings of the Board, acts as a moderator of executive sessions made up solely of our independent directors and serves as a liaison to increase the flow of information between Board members and our management.

The Corporate Governance Committee will consider nominees for directors recommended by shareholders. Any shareholder wishing to make such a recommendation to the Corporate Governance Committee should submit the recommendation, in writing, with such supporting information as the shareholder believes appropriate, as well as any other information required to be disclosed about the candidate under the SEC’s proxy rules, to the Committee in care of our Lead Director at our headquarters in Jacksonville, Florida. Shareholder nominations for director must be received by the Lead Director on or before January 5, 2016 in order to be considered timely for our 2016 annual meeting. Shareholders desiring to make a director nomination must comply with the procedures outlined in Section 3.18 of the Company’s Bylaws.

The Committee reviews a broad range of criteria when considering all possible candidates for the Board, including experience, education, ability to read and understand financial statements, ethics, business reputation and other factors that the Committee believes relevant in determining whether a candidate would add to the Board’s ability to guide us. In recommending nominees for our directors, the Committee seeks to achieve a diversity of business experience and to enhance the Board’s ability to address challenges facing us and to better understand our ability to take advantage of opportunities in the overall business landscape. The Committee informally evaluates incumbent directors to determine whether they should be nominated to stand for re-election based on such factors as well as their contribution to the Board during their current terms. When a vacancy develops, the Committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the Committee deems it appropriate, the Committee may engage a third-party search firm. The Committee will evaluate all potential candidates, including any candidates recommended by shareholders, based on their biographical information and qualifications, information available through public records and their “independence,” and, if a potential candidate appears to be a good choice, will arrange personal interviews of qualified candidates by one (1) or more Committee members, other Board members and senior management, as the Committee believes appropriate.

Merchandising Committee. Upon Mr. Tansky’s election to the Board, the Board established an ad hoc committee made up of Mr. Tansky (Chairman) and Mr. Jay Stein to meet periodically with the Company’s merchants to provide guidance as to merchandising trends and related matters. As the Merchandising Committee is ad hoc and temporary, no charter was adopted for the Committee.

COMPENSATION OF DIRECTORS

Our Compensation Committee’s philosophy is to target non-employee director compensation at the mid-range of peer group pay levels. However, based on a study conducted by Mercer (US), Inc. (the Compensation Committee’s compensation consulting firm), cash compensation for our Board of Directors is below peer group 50th percentile levels and total compensation (including equity grants) is well below peer group 25th percentile levels. The Board has elected to maintain its annual retainer at $36,000 for 2015.

In addition to annual retainers, directors continue to be compensated through attendance fees and receipt of equity-based compensation. For fiscal year 2014, each non-employee director received attendance fees of $2,000 for attending meetings of the Board and $2,000 for attending committee meetings whether in person or by conference call. Mercer has recommended additional emphasis on equity-based compensation. Accordingly, in fiscal 2012, 2013 and 2014, each non-employee director received approximately $40,000 in value of our shares which equaled 5,115, 2,708 and 2,647 Restricted Shares, respectively, on the grant date. Restricted Shares are issued to directors on the first Tuesday in each January following the date we release our gross sales for the critical month of December. That date was selected to afford investors an opportunity to absorb that gross sales information and for our share price to reflect the appropriate value attributed to those shares by the investment community. The directors’ Restricted Shares granted in each of fiscal 2012 and 2013 vest on the third anniversary of the date of grant or vest immediately if that person’s directorship is terminated because of death, disability, retirement at age 72 or above, or a change of control of the Company. The Restricted Shares granted in fiscal 2014 vest monthly over a three year period, with immediate vesting in the event of death, disability, retirement at age 72 or a change in control of the Company.

In fiscal year 2014, to compensate certain directors with additional responsibilities, (i) our Lead Director received an additional annual retainer of $40,000, (ii) the Chairperson of our Audit Committee received an additional annual retainer of $25,000,

(iii) the Chairperson of the Compensation Committee received an additional annual retainer of $15,000, and (iv) the Chairperson of the ad hoc Merchandising Committee received an additional annual retainer of $12,000.

Each director also receives a one-time grant of 4,000 stock options upon becoming a director.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED JANUARY 31, 2015

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Alvin R. Carpenter	63,000	39,996	-	-	-	3,821	106,817
Irwin Cohen	91,000	39,996	-	-	-	3,821	134,817
Susan Falk	62,000	39,996	-	-	-	3,821	105,817
Linda M. Farthing	58,000	39,996	-	-	-	3,821	101,817
Mitchell W. Legler (6)	72,000	241,092	-	44,760	-	30,712	388,564
Richard L. Sisisky	92,000	39,996	-	-	-	3,821	135,817
Burton M. Tansky	64,000	39,996	-	-	-	-	103,996
J. Wayne Weaver	33,000	39,996	21,960	-	-	-	94,956
John H. Williams, Jr. (7)	-	-	-	-	-	340,477	340,477

(1)

Jay Stein, the Company’s Chairman of the Board and Chief Executive Officer is not included in this table as he is an employee of the Company and therefore did not receive compensation for his services as a director. The compensation received by Mr. Stein is shown in the Summary Compensation Table.

(2)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal year ended January 31, 2015. Forfeiture estimates have been disregarded in determining the amounts indicated. During fiscal year 2014, each non-employee director named above received 2,647 stock awards with a grant date fair value of $15.11 per stock award. In addition, Mr. Legler received 5,400 stock awards with a grant date fair value of $13.33 per stock award and 8,100 performance units with a grant date fair value of $15.94 as a result of being a participant in the Company’s Long-Term Incentive Program. As of January 31, 2015, each director has the following number of unvested restricted stock awards outstanding: Alvin R. Carpenter: 10,397; Irwin Cohen: 10,397; Susan Falk: 10,397; Linda M. Farthing: 10,397; Mitchell W. Legler: 22,147; Richard L. Sisisky: 10,397; Burton Tansky: 2,574; and J. Wayne Weaver: 2,574. In addition, Mr. Legler has 17,630 performance units, granted at target level, outstanding.

(3)

As of January 31, 2015, the following directors have the indicated number of option awards outstanding: Irwin Cohen 13,026, Susan Falk 8,495, Linda M. Farthing 8,495, Mitchell W. Legler 8,495, Richard L. Sisisky 8,495, Burton M. Tansky 4,000, and J. Wayne Weaver 4,000. All unvested stock options automatically adjusted in February 2015 due to declaration and payment of a $5.00 per share extraordinary dividend on February 27, 2015. Unvested stock options disclosed herein are the pre-adjustment amounts.

(4)	Reflects the amount earned under our Short-Term Incentive Plan of which Mr. Legler is a participant.
(5)

Includes, for all directors, amounts paid as dividends on unvested restricted stock awards. Also included for Mr. Legler is $21,420 for medical benefits not provided to non-executive employees plus a tax gross up and $860 of perquisites and other personal benefits.

(6)

Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. For a description of the arrangement with Kirschner & Legler, P.A. for Mr. Legler’s service as our general counsel, including fees paid pursuant to this arrangement, see the section entitled Related Party Transactions elsewhere in this proxy statement.

(7)

Mr. John H. Williams, Jr., a former executive officer of the Company, remains an employee of the Company and does not receive additional compensation for his services as a director. Other compensation for Mr. Williams includes $96,000 salary; $33,513 in medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross up based on these amounts); $1,920 in Company contributions to his 401(k) plan; $208,184 in imputed Income for split dollar life insurance; and $860 of perquisites and other personal benefits.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding our compensation programs and policies for our executives who are listed in our Summary Compensation Table. These executives are our Chief Executive Officer, our Executive Vice President and Chief Financial Officer, our President and Chief Merchandising Officer, our President and Chief Operating Officer and our Executive Vice President and Director of Stores (collectively, the “Named Executive Officers”).

Compensation Philosophy and Objectives

Our compensation program is designed to meet the following goals (the “Compensation Goals”):

●	attract the best possible candidates;

●	retain our key officers;

●	align the interests of our officers with those of our shareholders; and

●	provide our officers with incentive pay directly associated with performance.

To achieve these objectives, we use a mix of compensation elements, including:

●	base salary;

●	short-term incentives (annual cash);

●	long-term incentives (equity);

●	employee benefits and limited perquisites; and

●	employment agreements.

In determining the amount and form of these compensation elements, we may consider a number of factors in any given year. The Compensation Committee considered the results from the shareholder advisory vote on executive compensation for fiscal year 2013 as support for the compensation policies and practices in place for fiscal 2014. At the 2014 annual meeting of shareholders, more than 99% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our Board of Directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the “say-when-on-pay” proposal at our 2011 annual meeting of shareholders.

Other factors that the Compensation Committee may consider in determining compensation include the following:

●

Compensation levels paid by companies in our peer group and as reflected in published survey data. We believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

●	Corporate and individual performance, as we believe this encourages our Named Executive Officers to focus on achieving our business objectives;

●

Internal pay equity of the compensation paid to one Named Executive Officer as compared to another – that is, the compensation paid to each executive should reflect the importance of his or her role to us as compared to the roles of the other executives – as we believe this contributes to retention and a spirit of teamwork among our executives;

●	The experiences and individual knowledge of the members of our Board regarding compensation programs generally and at other companies on whose boards they may serve;

●	The recommendations of our Chief Executive Officer, our President and Chief Operating Officer and our Compensation Committee’s compensation consultant;

●	Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

●

Individual negotiations with Named Executive Officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employer to come work for us, or foregoing other compensation opportunities with other prospective employers to continue to work for us, as well as negotiations upon their departures, as we recognize the benefit to our shareholders of seamless transitions.

Although the Compensation Committee reviews from time to time the values of vested equity awards held by, and equity award profits realized by executives, the increases or decreases in the value of equity awards that were previously granted have no significant impact in the determination of cash or equity-based compensation.

Stock Ownership Policy

In 2012, the Board established share ownership guidelines for our Directors and Named Executive Officers. Directors are expected to own five times (5X) their annual retainer fee value, our Chief Executive Officer is expected to own three times (3X) base salary and the remaining executive officers are expected to own one and one half times (1.5X) base salary. Each individual has five (5) years to accumulate the desired ownership level beginning from the later of January 1, 2012 or their appointment as an executive officer or director. Once attained, each individual will be considered to have met this requirement with the number of shares they owned, regardless of the effect of future share price changes. As of the record date, each of our Directors (other than Messrs. Tansky and Weaver, who each joined the Board in 2014) and Named Executive Officers has met this requirement. Our policy also prohibits our directors, officers and employees from engaging in hedging transactions as well as pledging or margin arrangements without receiving an exception from this prohibition in advance of such transactions.

Compensation Oversight

Our executive compensation policies are established by the Compensation Committee which is composed entirely of independent directors as defined by applicable NASDAQ Rules. The Compensation Committee provides governance and oversight to our executive compensation programs, benefit plans and policies, and administers our Omnibus Plan, including a review of all equity grants under the Omnibus Plan. The Compensation Committee makes all compensation decisions relating to our Chief Executive Officer. The Compensation Committee reviews and approves, after considering the evaluation and recommendation of our Chief Executive Officer and President and Chief Operating Officer, all compensation decisions relating to our other Named Executive Officers.

During 2014, the Compensation Committee retained Mercer (US), Inc., a compensation consulting firm, to support the Compensation Committee in its work. Mercer provides recommendations as well as information as to the compensation levels and practices of the various companies which are considered to be in our Peer Group. Mercer also provides the Compensation Committee with information as to current trends and best practices in executive compensation and informs them of pertinent regulatory and stock exchange rules impacting executive compensation matters. In addition, Mercer provides advice to management with regard to special compensation issues that may arise. Mercer provided no other services to us during 2014.

To ensure independence, the Compensation Committee is required to pre-approve all other work unrelated to compensation advice to the Committee proposed to be provided by Mercer, if any such work were ever to be proposed. In addition, the Compensation Committee also considers the following factors in determining that its compensation consultant has no conflict of interest in providing advice to the Compensation Committee: the amount of fees paid by us as a percentage of the consulting firm’s total revenue and business or personal relationships between the consulting firm and the members of the Compensation Committee.

The Compensation Committee tests our compensation program periodically by comparing the compensation paid to our officers to the compensation paid by other companies in our Peer Group. Our Peer Group consists of a group of similarly sized apparel retail companies. The composition of the Peer Group as reviewed for setting 2014 compensation consisted of the following companies:

American Eagle Outfitters	Christopher and Banks Corp.
AnnTaylor Stores Corp	Coldwater Creek, Inc.
Aeropostale	Express, Inc.
Bebe Stores, Inc.	JoS. A. Bank Clothiers, Inc.
Bon Ton Stores, Inc.	The Men’s Wearhouse, Inc.
Buckle, Inc.	New York & Company, Inc.
The Cato Corporation	Shoe Carnival
Chico’s FAS Inc.	Stage Stores, Inc.
Children’s Place Retail Stores	Wet Seal, Inc.

The Peer Group is monitored by the Compensation Committee to make sure it is composed of companies similar to our situation and size. Both additions and subtractions may occur from time to time. For 2015, the Committee added Pacific Sunwear California, Zumiez, Citi Trends and Destination Maternity at the recommendation of Mercer, and removed Bebe Stores, Inc., Christopher and Banks Corp., Coldwater Creek, Inc., JoS A. Bank Clothiers, Inc. and Wet Seal, Inc. The Compensation Committee believes these are appropriate peer companies based upon their total revenues and their customer base. The median as measured by total revenues of our Peer Group, as revised for fiscal 2015, equals $1.367 billion compared to our $1.3 billion, placing us at the Median of the group in terms of revenue. For purposes of measuring performance under our Long-Term Incentive Plan, we use the S&P Apparel Retail Index.

Chief Executive Officer

Jay Stein is our Chief Executive Officer (CEO). The Board removed the interim title from Mr. Stein’s position as CEO in June 2013. Mr. Stein previously held the position of CEO from 1990 to 2001. Mr. Stein is provided a base salary of $553,200. The compensation being paid to Mr. Stein should not be viewed as reflecting the Compensation Committee’s compensation philosophy for executive officers. For 2014, Mr. Stein requested that his base salary be reduced by $270,000 an amount equivalent to $1,000 per store. Further, Mr. Stein requested that his earned Annual Incentive be reduced to $0.00. These requests were approved by the Compensation Committee.

Elements of Compensation

Base Salary.

We seek to set base salaries for our officers at the mid-range of base salaries paid to officers performing similar duties by our Peer Group. We believe that, in general, paying less than that amount would be contrary to our Compensation Goals of attracting and retaining key officers. We believe that paying materially more than the mid-range of our Peer Group base salary would not support our Compensation Goals of minimizing fixed costs, motivating those officers through incentive compensation plans and aligning their interests with those of our shareholders. In 2014, the base salaries paid to Messrs. Kleffner, Hawkins, Morrow and Pierce remained substantially below the 50th percentile of base compensation paid to similar officers by our Peer Group.

Incentive Plans.

We use short-term and long-term incentive plans to meet our Compensation Goals of motivating our officers and aligning their interests with those of our shareholders by measuring performance using an objective standard. The Compensation Committee and the Board of Directors annually approve a business plan (the “Business Plan”) that establishes financial goals for the current year. The Business Plan, which is intended to be ambitious, but realistic, drives the formula for determining success under our Short-Term Incentive Plan, while Total Shareholder Return (TSR) drives the formula under the Long-Term Incentive Plan.

Short-Term Incentives

We have an annual incentive plan which is intended to provide short-term incentives to our officers to achieve excellent performance in the current financial period. Annual bonuses are driven by formulas tied to our achieving various levels of success compared with our Business Plan for the current year. Generally, the Short-Term Incentive Plan pays cash bonuses upon achieving the prescribed levels of success.

Long-Term Incentives

In addition to the annual incentive, our compensation plan includes a long-term incentive component. Since the interests of our shareholders are long-term as well as short-term, we align the interests of our officers with those of our shareholders by granting various combinations of stock options (“Options”), shares of our stock with the vesting of such shares dependent upon the appreciation of our stock as compared to the S&P Apparel Retail Index, as well as meeting continued employment requirements (although service conditions may be waived in certain circumstances following a change in control) (“Performance Shares”), and shares of our stock, the vesting of which is dependent only on remaining employed by us for a certain period of time (“Restricted Shares”). The target award mix for Long-Term Incentive Compensation periodically changes based on our desired objectives.

The Compensation Committee has generally placed an aggregate cap on all target equity-based compensation awarded under our Long-Term Incentive Plan each year between two and one half percent (2.5%) and three and one half percent (3.5%) of our common shares outstanding (the “Aggregate Equity-Based Run Rate Cap”) to limit the “overhang” of unvested equity-based compensation shares outstanding. The Committee, however, reserves the right to adjust the Aggregate Equity-Based Run Rate Cap, as may be necessary from time-to-time, to preserve the value in those awards in the event of certain circumstances including special dividends, stock splits, and other capital transactions. The aggregate of all target equity-based compensation outstanding under our Long-Term Incentive Plan for 2014 was less than 2.5% (excluding an aggregate 105,000 nonqualified stock options granted to our

President and Chief Operating Officer, President and Chief Merchandising Officer and Executive Vice President and Director of Stores at the time their promotions, as those options were granted outside of the Long-Term Incentive Plan).

We believe that the retail industry is subject to substantial swings in performance results based on factors which are unrelated to management’s performance. For example, our overall performance may be heavily impacted by the state of the economy, unusual events such as terrorist attacks, and catastrophic weather events such as hurricanes. Accordingly, we believe that proper measurement of the performance of management over a multi-year period should also take into consideration our performance compared to the performance of our Peer Group during the same period. For our Long-Term Incentive Plan, the Compensation Committee compares our relative performance to the S&P Apparel Retail Index.

Performance Levels for Incentive Plans

Awards under both the Short-Term and the Long-Term Incentive Plans are based on our achieving performance levels established by the Compensation Committee for the year(s) in question. The Compensation Committee seeks to set performance levels which it believes are both challenging and realistic. Typically, the Compensation Committee establishes multiple levels of Performance Goals in order to create challenging performance levels, but avoids establishing performance levels which are so unlikely to be achieved as to discourage performance by our officers. Thus, the Compensation Committee uses the levels of performance described below for our Named Executive Officers. Performance Goals for lower levels of management are tailored to more specific areas over which such personnel have more influence based on their respective areas of responsibility and include such factors as sales, gross margin, operating income at the store or district level, and inventory shrinkage. For 2014, the Compensation Committee used the following performance levels:

“Threshold”, which is generally the minimum performance level which must be achieved for any Short-Term and Long-Term performance-based incentive compensation to be paid, is established at the level which the Compensation Committee believes we have a 80% probability of achieving – the level at which minimal bonuses will be paid under our Short-Term and Long Term Incentive Plans;

“Target”, which is our intended performance level based on our Business Plan, is established at the level which the Compensation Committee believes we have a 60% probability of achieving;

“Superior”, which is intended to reward performance above our expected achievement or Target achievement level, is established at the level which the Compensation Committee believes we have a 20% or less probability of achieving; and

“Outstanding”, which is intended to reward outstanding performance above our expected achievement, is established at the level which the Compensation Committee believes we have a 10% or less probability of achieving.

Awards under the Short-Term Incentive and the Long-Term Incentive Plans are then paid or granted based on interpolations between the various performance levels. Normally, no incentive compensation is paid to Named Executive Officers if the Threshold level of performance is not achieved. The Compensation Committee has discretion to increase both Short-Term and Long-Term Incentive Plan awards if performance levels are not met, but has never exercised such discretion.

2014 Short-Term Incentive Plan (Annual Cash Bonuses)

For 2014, the Committee determined that the Short-Term Incentive Plan performance levels would be based on achieving planned levels of “Operating Income” (income generated from operations for the current fiscal year, excludes income taxes, bonuses and non-recurring items of income or expense) and Comparable Store Sales goals. The Compensation Committee believes that using the combination of Operating Income and Comparable Store Sales helps us achieve our goal of growing our business profitability. The following table shows the performance levels based on the 2014 performance goals at each performance level for the Short-Term Incentive Plan and the percent of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2014 Performance Level	Adjusted Operating Income Required to Achieve	Comparable Store Sales Growth	Range of Percent of Base Compensation
Threshold	$60.3M	2.5%	15-25%
Target	$68.3M	4.0%	30-50%
Superior	$76.3M	5.5%	45-75%
Outstanding	$84.4M	7.0%	60-100%

We exceeded our Threshold Level Performance for Operating Income and Threshold Level performance for Comparable Store Sales for 2014 and cash bonuses were paid to the Named Executive Officers as noted in the Summary

Compensation Table. Operating Income, as adjusted, was equal to $64.1 million, while Comparable Store Sales Growth for 2014 was equal to 3.3%. Adjusted Operating Income is a Non-GAAP (GAAP refers to generally accepted accounting principles as applied in the United States) financial measure that excludes income taxes, bonuses and certain non-recurring items of income or expense. The Committee believes that excluding the impact of these non-recurring items of income or expense is appropriate in evaluating our performance for purposes of the Short-Term Incentive Plan. Adjusted Operating Income can be calculated as follows:

Adjusted Operating Income ($ in millions)	Year-to-Date Ended 01/31/15

Operating Income (GAAP)	$44.7
Bonus and share-based compensation expense	6.1
Pre-opening expenses	4.1
E-commerce start-up costs	2.6
Store closing and asset impairment	2.5
SEC investigation related expenses	4.1

Adjusted Operating Income (Non-GAAP)	$64.1

The table below reflects the calculation of the Short-Term Incentive bonus amount based on the applicable percentages for each of our Named Executive Officers. Amounts have been rounded to determine a whole dollar amount for bonus payments.

Named Executive Officer	2014 Adjusted Operating Income of $64.05M	Comparable Store Sales Growth of 3.3%	Total Annual Incentive
Jay Stein*	$101,789 (base salary x 18.4%)	$104,555 (base salary x 18.9%)	$0.00
Gregory W. Kleffner	$57,261 (base salary x 14.72%)	$58,817 (base salary x 15.12%)	$116,078
D. Hunt Hawkins	$66,240 (base salary x 14.72%)	$68,040 (base salary x 15.12%)	$134,280
Brian R. Morrow	$86,112 (base salary x 14.72%)	$88,452 (base salary x 15.12%)	$174,564
Gary L. Pierce	$53,434 (base salary x 14.72%)	$54,886 (base salary x 15.12%)	$108,319

*For fiscal 2014, Mr. Stein requested his annual incentive be reduced to $0.

2014 Long-Term Incentive Plan (Equity-Based Compensation)

For 2014 – 2016, the Compensation Committee determined that the Long-Term Incentive Plan would be based on Total Shareholder Return (TSR) relative to the performance of our Peer Group. The Compensation Committee believes this performance metric closely ties the Participants’ economic benefits to our long-term goal of increasing shareholder value as the retail economic environment improves. Awards under the 2014 Long-Term Incentive Plan for our Named Executive Officers (other than our Chief Executive Officer, who does not participate in the Long-Term Incentive Plan) are based on achieving various relative TSR performance levels. The following table shows the performance levels based on the 2014-2016 performance goals at each performance level for the Long-Term Incentive Plan and the percent of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2014 Performance Level	Relative Total Shareholder Return Percentile Required to Achieve from 2014 to 2016	Range of Percent of Base Compensation
Threshold	33rd Percentile	45-55%
Target	50th Percentile	90-110%
Superior	75th Percentile	135-165%

The number of Performance Shares awarded to a participant varies as a function of the performance level achieved and the management level of the participant. The number of Performance Shares awarded to any individual participant at the Target Level of performance is calculated by applying the appropriate percent to the Participant’s base compensation and dividing the resulting amount by the closing price of our shares on the grant date and then providing a pro-rata reduction, if necessary, for the Aggregate Equity-Based Run Rate Cap.

All Performance Shares awarded under the 2014 Long-Term Incentive Plan vest 100% on the date earned. However, a Participant who fails to remain employed due to death, disability, normal retirement or termination following a change of control will nevertheless receive a pro-rata portion of the Performance Shares he or she would have received had he or she remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

Awards under the 2014 Long-Term Incentive Plan are not yet determined. The grant date fair value of performance awards at target performance is included under Stock Awards in the Summary Compensation Table. For the three-year period ending with fiscal 2014, the Company was ranked at the 96th percentile relative to the Peer Group. Awards under the 2012 Long-Term Incentive Plan, which covered the performance period from fiscal 2012 though fiscal 2014, were paid at a rate of 150.00% of Target base compensation in fiscal 2012 based on the Company’s performance above the 75th percentile relative to the 2012 S&P Apparel Index for the performance period.

Perquisites

We minimize the use of perquisites, generally providing only those perquisites to our officers that are so standard in the industry as to be necessary in order to meet our Compensation Goals of attracting and retaining officers. Thus, we provide perquisites such as paid vacation days, health insurance, life insurance and a 401(k) retirement plan. We do not provide perquisites such as (i) a defined benefit plan (pension plan) and (ii) financial advice, tax preparation and the like. We provide the following perquisites to our Named Executive Officers which differ from those available to all full time employees:

Executive Medical, Dental and Vision Plan. We maintain a medical, dental and vision plan (the “Medical Plan”) for all of our full time employees, including the Named Executive Officers, covering medical premiums similar to those covered by many companies with a substantial number of employees. The Medical Plan differs for Named Executive Officers in that such officers do not have any co-pay amounts, deductibles or other amounts withheld from their salary to pay for their participation. The Medical Plan was amended in 2008 to limit the total amount paid as co-pay and deductible to $25,000 per annum for any Named Executive Officer and to continue coverage to age 65 for officers retiring after age 62. Any payment by us for Named Executive Officers in excess of amounts not covered by the normal Medical Plan for other officers is taxable to the Named Executive Officer receiving the benefit of such payment; however we gross up the federal income taxes on such taxable amounts.

Split-Dollar Life Insurance Plan. We maintain a death benefit plan for our executives which is funded through a split-dollar life insurance plan. The Executive Split Dollar Plan was implemented to provide a lower cost method of paying death benefits for senior management than group term insurance. The Plan provides the executive’s beneficiary with a substantial measure of financial security by providing a pre-retirement death benefit. This benefit is intended to help attract and retain quality executives.

The Executive Split Dollar Plan is an endorsement method arrangement. As such, we purchase a life insurance policy on each executive’s life to fund death benefits. The amount of the death benefit is based upon the executive’s total compensation and eligible status. As the policy owner, we exercise all ownership rights granted to the owner thereof by the terms of the policies. The total policy proceeds (death benefit) is split between us and the beneficiary(ies) named by the executive. If an executive’s employment ends before retirement, they are given the option of buying the policy on their life from us for the greater of the accumulated current cash value of the policy or the amount paid by us to date as premiums for that policy. We make premium payments, with the expense being offset by the cash value growth for the period. The cumulative premiums paid by us will be recovered either through any death benefits paid or the cash purchase price, if the executive elects to retain the coverage post-retirement.

The Executive Split Dollar Plan provides a pre-retirement death benefit equal to five (5) times the annual compensation for each of our Senior Vice Presidents and higher executives. For purposes of this plan, total annual compensation is the sum of the executive’s current base salary and last received annual cash incentive compensation. However, if an executive’s compensation drops, the death benefit remains at the historical year’s highest level.

Executive Deferred Compensation Plan. We provide a Non-Qualified Executive Deferred Compensation Plan (the “Deferral Plan”) for a number of our executives including the Named Executive Officers. Under the Deferral Plan, each covered executive has the right to defer receipt of a portion of his or her total compensation each year. For Named Executive Officers, we match the amount of deferred compensation up to a maximum of ten percent (10%) of an executive’s total compensation (salary plus bonuses) for each year. Our matched portion vests at twenty percent (20%) per year in each of years four (4) through eight (8) in order to encourage the retention of the executive receiving the match. Company match amounts also vest on retirement or termination of the executive’s employment within three (3) years following a change of control. Retirement means a voluntary separation by an executive upon attaining age 62. For 2014, we matched at the rate of fifty percent (50%) of a participant’s contributions up to ten percent (10%) of salary and bonus. Since we achieved an above Threshold total performance level for 2014, we will match an additional twenty-five (25%) of participant’s contributions, again up to a cap of ten percent (10%) of salary and bonus. We do not provide any defined benefit pension plan for our Named Executive Officers, and believe that the Executive Deferred Compensation Plan provides a benefit which partially offsets the lack of a defined benefit plan, but at a much smaller cost to us.

Deferred amounts (which include vested matching contributions) are paid to the executive following their retirement, death, disability or termination following a change of control of the Company. Those amounts are paid either in a lump sum or as the executive elects. The plan allows for “in service accounts” whereby funds are channeled to accounts for specific purposes and are allowed by regulation to be withdrawn.

Automobile Allowance. Each Named Executive Officer, other than our Chief Executive Officer, receives an automobile allowance of $3,300 per calendar quarter. Our Chief Executive Officer utilizes a Company-owned automobile.

Employment Agreements

Our Named Executive Officers other than our CEO have employment agreements that provide for payments upon a termination of employment by the executive for good reason or by us without cause. As our CEO is also our largest shareholder, we do not believe an employment agreement is necessary for him. We believe that these agreements create incentives for our executives to build shareholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have job alternatives that may appear to them to be less risky absent these arrangements. Each of the employment agreements contains, among other things, the following provisions:

Term. The current employment agreements are each for a period of two (2) years and do not automatically renew for additional periods. The employment agreements were originally entered into in 2011 and 2012, and the Company entered into new employment agreements in 2013 and 2014 for additional two (2) year periods at expiration of the terms of the original agreements. The employment agreements may be terminated before the end of their terms by the Company with or without cause or by the Named Executive Officer with or without good reason.

Responsibilities. The employment agreements outline the responsibilities of each of the Named Executive Officers to devote, among other things, their full business time and attention to the affairs of the Company.

Compensation. The employment agreements provide for base compensation to each Named Executive Officer, which compensation is reviewed annually by the Compensation Committee. Bonuses are paid on an annual incentive bonus program which is formula-driven and each officer receives Long-Term Incentive Compensation paid in the form of equity-based compensation. In addition, each Named Executive Officer is entitled to participate in our Non-Qualified Deferred Compensation Plan.

Effect of Termination. In the event a Named Executive Officer is terminated by us for cause (as defined below) or if the Named Executive Officer leaves during the employment term without good reason (as defined below), then our only obligations to the executive are to pay his or her base salary through the date of termination, and to provide such other benefits as have been vested. However, if the Named Executive Officer is terminated by us without cause, or if he or she terminates his or her employment for good reason, or in the event we fail to renew the Named Executive Officer’s employment agreement on expiration on terms not materially less than in their current employment agreement, then in addition to payment of base salary through the termination date, the Named Executive Officer is entitled to receive one hundred percent (100%) of his or her current annual base salary paid out over a continuation period of twelve (12) to twenty-four (24) months following his or her termination. During the continued payment period, he or she also receives continued coverage under our medical, life and disability insurance programs. Finally, for Named Executive Officers, if such termination without cause (by us) or for good reason (by the executive) occurs within two (2) years following a change in control, then the severance payment is two hundred percent (200%) of such officer’s target bonus in the year of termination in addition to two hundred percent (200%) of base salary for the continuation period applicable to the respective Named Executive Officers.

“Good reason” includes, among other things, a material reduction in the Named Executive Officer’s compensation or benefits which is materially more adverse to the executive than similar reductions applicable to other executives of a similar level of status within the Company, the required relocation of the Named Executive Officer to a principal place of employment more than 100 miles from his or her current principal place of employment or, following a change in control, a material change in the Named Executive Officer’s duties, roles or responsibilities.

“Cause” includes, among other things, that the Named Executive Officer (i) has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud, crimes against property or person, or moral turpitude which negatively impacts us; (ii) intentionally furnishes materially false, misleading, or incomplete information concerning a substantial matter to us or persons to whom the executive reports; (iii) intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; (iv) intentionally and wrongfully damages material assets of ours; (v) intentionally and wrongfully discloses material confidential information of ours; (vi) intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; (vii) intentionally breaches any stated material employment policy or any material provision of our ethics policy which could reasonably be expected to expose us to liability, (viii) intentionally commits a material breach of the employment agreement, or (ix) intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives of ours.

Death and Disability. The employment agreements also provide that in the event of the Named Executive Officer’s death, his or her estate shall receive annual base compensation through the end of the month during which the death occurred, plus whatever bonus the Named Executive Officer was entitled to for the year during which the death occurred. Normal payments will also be made for the Named Executive Officer’s benefit under our other benefit plans in which he or she was a participant. In the event that termination is a result of permanent disability, such Named Executive Officer may be terminated if he or she does not recover within six (6) months following the onset of the disability, and the executive will receive a pro rata portion of his or her bonus for the year in which the termination occurred, and an additional nine (9) months base compensation following termination, as well as payment of benefits from any of our benefit plans in which the disabled executive was a participant.

Restrictive Covenant. Each executive agrees to maintain all of our trade secrets fully confidential, in perpetuity, and agrees to certain non-solicitation provisions in favor of us.

Internal Revenue Code Section 409A. The employment agreements of the Named Executive Officers contain provisions intended to comply with Internal Revenue Code Section 409A which may have the effect of postponing payments received by the Named Executive Officers following the termination of their employment with us.

Tax Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code precludes a public company from deducting compensation of more than $1 million each for its Named Executive Officers. Certain performance-based compensation is exempt from this limitation. With the exception of time-based restricted stock awards, we believe our incentive plans meet the performance-based compensation exemption from the deductibility limitation of §162(m) and that our current compensation plans are unlikely to generate material compensation in excess of the §162(m) limits.

Changes For 2015

We have made several changes in an effort to further align our executive compensation practices to the achievement of our goals. For 2015, the Compensation Committee established a total merit pool equivalent to 2.0% of total base compensation for all employees including the Named Executive Officers. Individual merit increases, if earned, are granted based on each associate’s individual performance review scores, and range between 0.5% - 3.0%. The increase for any individual associate is based on recommendations of that individual’s immediate supervisor and is approved by the Company’s Chief Operating Officer.

Because of the substantial special dividend paid in February 2015 and bonus amounts paid this year as well as our under plan performance, none of our Named Executive Officers have received merit pay raises for fiscal 2015. The Compensation Committee determined that base compensation for our Named Executive Officers remained substantially below the 50% percentile of base pay for similar positions in our Peer Group. At Mr. Stein’s request, his base salary has been reduced by an amount equivalent to $270,000 or approximately $1,000 per store.

For 2015, the Compensation Committee continues to believe that Comparable Store Sales Growth and Operating Income, as adjusted, are the measures of our short term success and will use those metrics for the Short-Term Incentive Plan. The Short-Term Incentive Plan Performance Levels will be based 50% on achieving levels of Operating Income and 50% on achieving Comparable Store Sales.

The Compensation Committee has set the performance levels for 2015 to be as follows:

●

“Threshold”, which is generally the minimum performance level which must be achieved for an incentive compensation to be paid, is established at the level which the Compensation Committee believes we have an eighty percent (80%) probability of achieving;

●	“Target”, which is the intended performance level for the Company based on the Business Plan, and which the Compensation Committee believes we have a sixty percent (60%) probability of achieving;

●

“Superior”, which is intended to reward performance above our expected achievement or Target achievement level, is established at the level which the Compensation Committee believes we have a twenty percent (20%) or less probability of achieving; and

●

“Outstanding”, which is intended to reward performance above our Superior achievement level, is established at the level which the Compensation Committee believes we have a ten percent (10%) or less probability of achieving.

The following table shows the Performance Levels based on the 2014 performance goals at each Performance Level for the

Short-Term Incentive Plan:

Short-Term Performance Level for 2015	Operating Income Required to Achieve	Comparable Store Sales Growth
Threshold	$62.2 M	2.0%
Target	$70.8 M	3.5%
Superior	$79.5 M	5.0%
Outstanding	$88.1 M	6.5%

For the 2015 Long-Term Incentive Plan, the Compensation Committee has elected to continue to use a relative measure and will continue to use the S&P Apparel Retail Index, as comprised at the beginning of 2015, to compare our performance to others in the industry. Awards under the 2015-2017 Long-Term Incentive Plan for our Named Executive Officers will be based on our relative Total Shareholder Return compared to the S&P Apparel Retail Index for the three (3) year performance period.

For 2015, the Long-Term Incentive Plan for the Named Executive Officers will be based on a three-year performance period and paid sixty percent (60%) in Performance Shares and forty percent (40%) in Restricted Shares. The Performance Shares will vest at the end of the third year based upon the performance level achieved for the cumulative three-year performance period and the time-based Restricted Shares will vest at the end of the third year. However, a participant who fails to remain employed due to death, disability, normal retirement or termination following a change of control will nevertheless receive a pro-rata portion of both the Performance Shares and Restricted Stock he or she would have received had he or she remained employed for the full performance period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle. The Performance Shares will be earned, if at all, based on our relative Total Shareholder Return compared to that of the S&P Apparel Retail Index. For the Named Executive Officers, the relative Total Shareholder Return performance goals are shown in the following table:

Long-Term Performance Level	Company Percentile Rank vs. S&P Apparel Retail Index
Threshold	33rd Percentile
Target	50th Percentile
Superior	75th Percentile

For 2015, the Compensation Committee has set the Aggregate Equity-Based Run Rate Cap between two and one half percent (2.5%) and three and one half percent (3.5%) for shares issued under our Long-Term Incentive Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in these Proxy materials and incorporated by reference into the Annual Report on Form 10-K for the year ended February 1, 2015.

Alvin R. Carpenter, Chairman

Richard L. Sisisky

Burton Tansky

J. Wayne Weaver

EXECUTIVE COMPENSATION

The Summary Compensation Table summarizes the compensation paid or accrued by us to our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers during the fiscal year ended January 31, 2015.

The amounts reported in this section for stock and option awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on our performance and stock price and his or her continued employment.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jay Stein	2014	289,300(5)	-	-	-	-	147,135	436,435
Chairman and Chief	2013	283,548	-	-	-	364,813	39,032	687,393
Executive Officer	2012	553,200	-	-	-	280,287	641,052	1,474,539
Gregory W. Kleffner	2014	387,015	-	478,161	-	116,078	155,691	1,136,945
Executive Vice President,	2013	375,406	100,000	487,073	-	203,803	113,759	1,280,041
Chief Financial Officer	2012	365,797	-	414,971	443,946	152,391	499,766	1,876,871
D. Hunt Hawkins	2014	447,781	-	553,094	181,200	134,280	143,939	1,460,294
President and	2013	434,740	250,000	564,090	-	236,014	121,491	1,606,335
Chief Operating Officer	2012	425,000	-	480,574	665,917	176,477	526,334	2,274,302
Brian R. Morrow	2014	582,139	-	719,024	181,200	174,564	106,824	1,763,751
President and Chief	2013	565,301	250,000	733,456	-	306,894	63,419	1,919,070
Merchandising Officer	2012	550,830	-	624,886	665,917	229,477	614,804	2,685,914
Gary L. Pierce	2014	361,202	-	446,135	113,250	108,319	111,537	1,140,443
Executive Vice President,	2013	350,641	50,000	372,253	-	142,798	73,483	989,175
Director of Stores	2012	341,392	-	317,142	221,971	106,754	383,660	1,370,919

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of restricted stock awards and units was based on the closing price of the common stock on the applicable grant dates except for market-based performance awards granted at the target level during fiscal years 2012, 2013 and 2014 whose values were determined using a Monte-Carlo simulation model to estimate the relative and absolute total shareholder return performance of the companies forming the S&P Apparel Retail Index as of the valuation dates of May 3, 2012, May 16, 2013 and May 30, 2014, respectively.

(2)	The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of option awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model with the expected term for fiscal years 2012 and 2014 being derived via a lattice model. The grant date fair value of stock option awards was determined based on the assumptions in the following chart for grants made during each fiscal year indicated. There were no option awards granted during fiscal year 2013 to the named executive officers.

Assumptions	2012 Fiscal Year	2014 Fiscal Year

Weighted average volatility	64.4%	43.6%
Weighted average dividend yield	0.0%	2.5%
Weighted average risk-free interest rate	0.9%	1.5%%
Weighted average expected term	5.3 years	4.4 years

(3)

The amounts reflect the cash bonus awards to the named individuals under our Short-Term Incentive Plan. Mr. Stein requested, and the Compensation Committee approved, that he receive no annual incentive for fiscal 2014.

(4)

Name	Year	Perquisites and Other Personal Benefits ($)(a)(b)	Dividends Paid on Restricted Stock Awards ($)	Company Contributions to 401(k) Plans ($)	Company Contributions to Deferred Compensation Plans ($)	Total ($)
Jay Stein	2014	$141,913	-	5,222	-	$147,135
Gregory W. Kleffner	2014	$80,848	11,165	5,219	58,459	$155,691
D. Hunt Hawkins	2014	$79,209	12,931	5,222	46,577	$143,939
Brian R. Morrow	2014	$84,782	16,814	5,228	-	$106,824
Gary L. Pierce	2014	$65,734	8,533	5,217	32,053	$111,537

(a)

    Perquisites and other personal benefits consist of automobile allowances; medical benefits not provided to non-executive employees (includes excess medical, dental and vision payments plus a tax gross up); imputed income for value of split dollar pre-retirement death benefit; and medical administration and reinsurance cost plus long-term disability and group life premiums. No single item exceeds the greater of $25,000 or 10% of the aggregate value of all perquisites and other personal benefits received by any of the named executive officers, except for medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross up based on these amounts) in the amount of $29,723 for Mr. Stein, $31,835 for Mr. Kleffner, $38,914 for Mr. Hawkins, $37,442 for Mr. Morrow and $30,608 for Mr.

Pierce and imputed income for split dollar insurance in the amount of $96,641 for Mr. Stein, $33,240 for Mr. Kleffner, and $31,881 for Mr. Morrow.

(b)	All perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. Occasionally, Mr. Stein’s wife or another guest may accompany Mr. Stein when he is using a leased corporate aircraft for business travel. As there is no incremental cost to the Company for his spouse or another guest accompanying Mr. Stein on a flight, the amount included in the Summary Compensation Table for Mr. Stein is equal to the federal taxable income imputed to Mr. Stein when Mrs. Stein or a guest accompanies him on a business trip.
(5)	Mr. Stein elected to reduce his 2014 base salary by $270,000, an amount equal to $1,000 per store.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED JANUARY 31, 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Superior ($)	Outstanding ($)	Threshold (#)	Target (#)	Superior (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jay Stein		138,300	276,600	414,900	553,200	-	-	-	-	-	-	-
Gregory W. Kleffner	04/23/14	77,800	155,600	233,400	311,200	-	-	-	-	-	-	-
	05/30/14	-	-	-	-	9,630	19,260	28,890	-	-	-	307,004
	05/30/14	-	-	-	-	-	-	-	12,840	-	-	171,157
D. Hunt Hawkins	04/23/14	90,000	180,000	270,000	360,000	-	-	-	-	-	-	-
	05/30/14	-	-	-	-	11,140	22,280	33,420	-	-	-	355,143
	05/30/14	-	-	-	-	-	-	-	14,850	-	-	197,951
	05/06/14	-	-	-	-	-	-	-	-	40,000	-	181,200
Brian R. Morrow	04/23/14	117,000	234,000	351,000	468,000	-	-	-	-	-	-	-
	05/30/14	-	-	-	-	14,480	28,960	43,440	-	-	-	461,622
	05/30/14	-	-	-	-	-	-	-	19,310	-	-	257,402
	05/06/14	-	-	-	-	-	-	-	-	40,000	-	181,200
Gary L. Pierce	04/23/14	72,600	145,200	217,800	$290,400	-	-	-	-	-	-	-
	05/30/14	-	-	-	-	8,985	17,970	26,955	-	-	-	286,442
	05/30/14	-	-	-	-	-	-	-	11,980	-	-	159,693
	05/06/14	-	-	-	-	-	-	-	-	25,000	-	113,250

(1)

The amounts shown reflect the threshold, target, superior and outstanding annual incentive compensation payment levels under the Company’s Short-Term Incentive Program. These amounts are based on the individual’s current position. The amounts disclosed in the Summary Compensation Table for 2014 are a result of this award.

(2)

The threshold amounts shown reflect the long-term compensation awards of performance shares which are 50% of the target amounts shown. The superior amounts shown are 150% of the target amounts. The percentage of target awards paid, if at all, is determined based on Stein Mart’s relative Total Shareholder Return compared to that of the S&P Apparel Retail Index at the time of the grant.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END JANUARY 31, 2015

The following table shows the outstanding equity awards for each Named Executive Officer as of the end of the fiscal year ended January 31, 2015. Following fiscal year end, the Company declared an extraordinary dividend of $5.00 per share, which resulted in the automatic adjustment of awards under the Company’s Long-Term Incentive Plan. The automatic adjustments are not reflected in the below table, as they occurred after fiscal year end.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jay Stein	-	-	-	-	-	-	-	-
Gregory W. Kleffner	33,979(2)	-	7.87	07/31/19	-	-	-	-
	74,754(2)	38,509(2)*	7.09	08/08/22	-	-	-	-
	-	-	-	-	27,480(3)	378,124	41,230(4)	567,325
D. Hunt Hawkins	-	-	-	-	-	-	-	-
	112,130(5)	57,764(5)*	7.09	08/08/22	-	-	-	-
	5,333(5)	34,000(5)*	12.13	04/30/21	-	-	-	-
	-	-	-	-	31,810(6)	437,706	47,720(7)	656,627
Brian R. Morrow	22,426(8)	11,553(8)*	6.67	03/05/17	-	-	-	-
	112,130(8)	57,764(8)*	7.09	08/08/22	-	-	-	-
	5,333(8)	34,000(8)*	12.13	04/30/21	-	-	-	-
	-	-	-	-	41,360(9)	569,114	62,040(10)	853,671
Gary L. Pierce	14,950(11)	7,703(11)*	6.40	05/18/17	-	-	-	-
	37,376(11)	19,255(11)*	7.09	08/08/22	-	-	-	-
	3,333(11)	21,250(11)*	12.13	04/30/21	-	-	-	-
	-	-	-	-	23,170(12)	318,819	34,760(13)	478,297

*

All unvested stock options automatically adjusted in February 2015 due to declaration and payment of a $5.00 per share extraordinary dividend on February 27, 2015. Unvested stock options shown in the above table are pre-adjustment.

(1)

The market value is determined by multiplying the number of shares by the closing price of the Company’s stock on The NASDAQ Global Select Market as of the last business day of the fiscal year. The closing price of the Company’s stock on January 30, 2015 (the last business day of the fiscal year) was $13.76. The actual value will depend on the fair market value on the date of vesting.

(2)

Options granted on 07/31/2009 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Options granted on 08/08/12 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(3)

The shares indicated represent 14,640 shares issued under the 2013 Long-Term Incentive Plan that cliff vest on January 30, 2016 plus 12,840 shares issued under the 2014 Long-Term Incentive Plan that cliff vest on January 28, 2017. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(4)

The shares indicated consists of 21,970 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2013 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2013-2015 plus 19,260 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2014 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2014-2016. The actual performance shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on January 30, 2016 for the 2013 Plan and January 28, 2017 for the 2014 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(5)

Options granted on 08/08/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date. All option grants expire on the date shown. Options granted on 05/06/2014 vest ratably over five (5) years, 1/60th at the end of each month beginning May 2014. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(6)

The shares indicated represent 16,960 shares issued under the 2013 Long-Term Incentive Plan that cliff vest on January 30, 2016 plus 14,850 shares issued under the 2014 Long-Term Incentive Plan that cliff vest on January 28, 2017. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(7)

The shares indicated consist of 25,440 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2013 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2013-2015 plus 22,280 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2014 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retain Index over the cumulative three-year performance period that consists of fiscal years 2014-2016. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on January 30, 2016 for the 2013 Plan and January 28, 2017 for the 2014 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(8)

Options granted on 03/05/2010 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the seventh anniversary of the grant. Options granted on 08/08/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date and expire on the date shown, which is the tenth anniversary of the grant. Options granted on 05/06/2014 vest ratably over five (5) years, 1/60th at the end of each month beginning May 2014. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(9)

The shares indicated represent 22,050 shares issued under the 2013 Long-Term Incentive Plan that cliff vest on January 30, 2016 plus 19,310 shares issued under the 2014 Long-Term Incentive Plan that cliff vest on January 28, 2017. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(10)

The shares indicated consist of 33,080 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2013 Long-Term Incentive Plan based on the Company’s total shareholder return compared to the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2013-2015 plus 28,960 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2014 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retain Index over the cumulative three-year performance period that consists of fiscal years 2014-2016. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the Participant remains employed by the Company on January 30, 2016 for the 2013 Plan and January 28, 2017 for the 2014 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(11)

Options granted on 5/18/2010 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the seventh anniversary of the grant. Options granted on 8/8/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date and expire on the date shown, which is the tenth anniversary of the grant. Options granted on 05/06/2014 vest ratably over five (5) years, 1/60th at the end of each month beginning May 2014. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(12)

The shares indicated represent 11,190 shares issued under the 2013 Long-Term Incentive Plan that cliff vest on January 30, 2016 plus 11,980 shares issued under the 2014 Long-Term Incentive Plan that cliff vest on January 28, 2017. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(13)

The shares indicated consist of 16,790 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2013 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Retail Apparel Index over the cumulative three-year performance period that consists of fiscal years 2013-2015 plus 17,970 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2014 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retain Index over the cumulative three-year performance period that consists of fiscal years 2014-2016. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on January 30, 2016 for the 2013 Plan and January 28, 2017 for the 2014 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED JANUARY 31, 2015

The following table provides information relating to options exercised and stock awards that vested during the fiscal year ended January 31, 2015 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jay Stein	-	-	-	-
Gregory W. Kleffner	-	-	84,370	1,160,931
D. Hunt Hawkins	-	-	97,710	1,344,490
Brian R. Morrow	-	-	127,050	1,748,208
Gary L. Pierce	-	-	64,480	887,245

(1)	The value realized represents the number of shares acquired on vesting multiplied by the closing market price of the Company’s common stock as listed on The NASDAQ on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED JANUARY 31, 2015

Amounts credited to each Named Executive Officer’s account will receive earnings (loss) depending upon the investment option elected by each named executive. The following table shows the current investment options available under our Non-Qualified Deferred Compensation Plan and their annual rates of return for the calendar year ended December 31, 2014.

Fund	Annual Rate of Return	Fund	Annual Rate of Return
Model Portfolio – Conservative	4.56%	T Rowe Price Equity Income	4.27%
Model Portfolio – Moderate/Conservative	5.67%	Dreyfus Stock Index Initial	12.43%
Model Portfolio – Moderate	6.44%	American Funds IS Growth 2	12.59%
Model Portfolio – Moderate/Aggressive	7.29%	Goldman Sachs VIT Mid Cap Value	11.66%
Model Portfolio – Aggressive	8.44%	Morgan Stanley UIF Mid Cap Growth I	4.50%
Fixed Rate Option	3.63%	DFA VA US Targeted Value	4.94%
Nationwide VIT Money Market	0.00%	Vanguard VIF Small Company Growth	9.46%
PIMCO VIT Total Return Admin	5.26%	Oppenheimer VA Global Securities NS	9.13%
PIMCO VIT Real Return Admin	2.66%	MFS VIT II International Value Svc	6.84%
LASSO Long and Short Strategic Opportunities	1.28%

The earnings (loss) realized by each of the Named Executive Officers is reflected in the table below:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings/(Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Jay Stein	-	-	23,375	-	535,594
Gregory W. Kleffner	223,488	58,459	80,419	-	1,329,497
D. Hunt Hawkins	47,865	46,578	57,349	-	965,083
Brian R. Morrow	-	-	26,651	-	440,281
Gary L. Pierce	32,337	32,054	$ 22,907	-	412,189

(1)

The amount reflected for each of the Named Executive Officers is reported as compensation to such Named Executive Officer in the Summary Compensation Table (Salary and Non-Equity Incentive Plan Compensation columns).

(2)	Registrant contributions are reported as compensation in the Summary Compensation Table (All Other Compensation column).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Jay Stein, the Company’s Chief Executive Officer. All payments assume that the triggering event for such payment occurred on January 31, 2015, the last day of the Company’s 2014 fiscal year.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/01/14)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	-	-	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	-	-	-	-	-	-
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 46,100	$46,100	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	-	-	-
Current Value of Unvested Restricted Shares	-	-	-	-	-	-	-
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$535,594	$535,594	$535,594	$535,594	$ 535,594	$535,594	$535,594
Split-Dollar Life Insurance	-	-	-	-	-	$3,000,000	-
Total (3)	$535,594	$535,594	$535,594	$535,594	$ 601,694	$3,581,694	$535,594

(1)    Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)    The benefits payable under the Company’s 401(k) plan have been omitted since this plan is non-discriminatory.

(3)    In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Gregory W. Kleffner, the Company’s Executive Vice President and Chief Financial Officer. All payments assume that the triggering event for such payment occurred on January 31, 2015, the last day of the Company’s 2014 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 13.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/01/14)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$389,000	$389,000	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$63,303	$63,303	-	$ 44,540	-	$44,540
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 32,417	$32,417	-
Earned Bonus (Pro rata)	-	-	-	-	$ 116,078	$116,078	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 291,750	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$ 488,652	$488,652	$488,652
Current Value of Unvested Restricted Shares	-	-	-	-	$ 945,450	$945,450	$945,450
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$788,000
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$311,200

All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$869,480	$869,480	$869,480	$869,480	$1,329,496	$1,329,496	$1,329,496
Split-Dollar Life Insurance	-	-	-	-	-	$2,964,015	-
Total (3)	$869,480	$1,321,783	$1,321,783	$869,480	$3,268,383	$5,876,108	$3,897,338

(1)    Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)    The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.

(3)    In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for D. Hunt Hawkins, the Company’s President and Chief Operating Officer. All payments assume that the triggering event for such payment occurred on January 31, 2015, the last day of the Company’s 2014 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 13.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$450,000	$450,000	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$63,555	$63,555	-	$ 44,540	-	$44,540
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 37,500	$37,500	-
Earned Bonus (Pro rata)	-	-	-	-	$ 134,280	$134,280	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 337,500	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$ 987,812	$987,812	$987,812
Current Value of Unvested Restricted Shares	-	-	-	-	$1,094,333	$1,094,333	$1,094,333
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$900,000
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$360,000
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$619,122	$619,122	$619,122	$619,122	$ 965,083	$965,083	$965,083
Split-Dollar Life Insurance	-	-	-	-	-	$3,430,070	-
Total (3)	$619,122	$1,132,677	$1,132,677	$619,122	$3,621,048	$6,649,078	$4,351,768

(1)    Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)    The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.

(3)    In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Brian R. Morrow, the Company’s President and Chief Merchandising Officer. All payments assume that the triggering event for such payment occurred on January 31, 2015, the last day of the Company’s 2014 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 13.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$585,000	$585,000	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$33,635	$33,635	-	$21,554	-	$21,554
Annual Base Salary Through End of Month of Termination	-	-	-	-	$48,750	$48,750	-
Earned Bonus (Pro rata)	-	-	-	-	$174,564	$174,564	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$438,750	-	-

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$987,812	$987,812	$987,812
Current Value of Unvested Restricted Shares	-	-	-	-	$1,422,784	$1,422,784	$1,422,784
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$1,170,000
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$468,000
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	-	-	-	-	$440,280	$440,280	$440,280
Split-Dollar Life Insurance	-	-	-	-	-	$4,459,470	-
Total (3)	-	$618,635	$618,635	-	$3,554,494	$7,533,660	$4,510,430

(1)    Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)    The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.

(3)    In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Gary L. Pierce, the Company’s Executive Vice President and Director of Stores. All payments assume that the triggering event for such payment occurred on January 31, 2015, the last day of the Company’s 2014 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 13.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 02/02/13)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$363,000	$363,000	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$63,196	$63,196	-	$ 44,540	-	$44,540
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 30,250	$30,250	-
Earned Bonus (Pro rata)	-	-	-	-	$ 108,319	$108,319	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 272,250	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	$ 506,674	$506,674	$506,674
Current Value of Unvested Restricted Shares	-	-	-	-	$ 797,117	$797,117	$797,117
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$726,000
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$290,400
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$88,470	$88,470	$88,470	$88,470	$ 412,189	$412,189	$412,189
Split-Dollar Life Insurance	-	-	-	-	-	$2,528,845	-
Total (3)	$88,470	$514,666	$514,666	$88,470	$ 2,191,339	$4,383,394	$2,776,920

(1)    Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)    The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.

(3)    In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

PROPOSAL NO. 2 -

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution approving our executive compensation as reported in this proxy statement. As described below, in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay For Performance	Our annual Short-Term Incentive Plan provides performance-based cash incentive awards focused on closely aligning rewards with results.
Align the Interests of Our Executives and Shareholders	Our Long-Term Incentive Plan promotes a long-term focus on results to align employee and shareholder interests.
Attract and Retain Top Talent

Our executive compensation program is designed to be similar to the programs that are offered by other companies in our Peer Group. We attempt to set our total compensation levels at the median level of comparable companies because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 13 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of Stein Mart, Inc. approve, on an advisory basis, the 2014 compensation of our Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2015 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.

PROPOSAL NO. 3 –

To Approve An Increase In The Number Of Shares Eligible For Issuance Under, And To Extend The Term Of, The Stein Mart, Inc. Employee Stock Purchase Plan

The Company’s shareholders approved an amendment and restatement of the Stein Mart, Inc. Employee Stock Purchase Plan (the “ESP Plan”) in 2001 and subsequently re-approved the material terms of the ESP Plan in June 2006 and June 2009 to preserve the favorable treatment for the Company’s employees who participate in the ESP Plan. At the annual meeting, shareholders will be asked to approve a further amendment and restatement of the ESP Plan, which was adopted, subject to shareholder approval, by the Board on April 21, 2015. The amended and restated ESP Plan provides substantially the same benefits to employees that are provided under the current version of the ESP Plan but increases the number of Shares of Company common stock authorized for issuance under the ESP Plan by 125,000 Shares.

The ESP Plan is intended to encourage an alignment of the interest of the Company’s employees with those of our shareholders by encouraging employee ownership of Company Shares. As of the date hereof, we have approximately 496 out of approximately 11,300 Employees who participate in the ESP Plan. The Board is asking shareholders to approve this amended and restated ESP Plan, including the provisions to increase the number of Shares of Company common stock that remain available for issuance under the ESP Plan by 125,000 Shares so that the number of Shares that are available for issuance under the ESP Plan in the future would be increased from approximately 375,000 Shares, as of January 31, 2015, to approximately 500,000 Shares.

Description of the ESP Plan

The following is a summary of the principal features of the amended and restated ESP Plan. This summary does not purport to be a complete description of all of the provisions of the ESP Plan. It is qualified in its entirety by reference to the full text of the ESP Plan. A copy of the amended and restated ESP Plan is included as Appendix A to this Proxy Statement. Capitalized terms used but not defined in this proposal have the meaning given such terms in the ESP Plan.

Administration. The ESP Plan is administered, at the Company’s expense, by a committee appointed by the Board, and is currently being administered by the Compensation Committee (the “Plan Administrator”). All questions of interpretation or application of the ESP Plan are determined in the sole discretion of the Plan Administrator.

Share Reserve. Currently, 2,800,000 Shares of the Company’s common stock are authorized for issuance under the ESP Plan. Of these Shares, approximately 2,425,000 Shares have previously been purchased, and, as of January 31, 2015, approximately 375,000 Shares remain available for purchase in the current and future Offering Periods under the ESP Plan. If shareholders approve this ESP Plan proposal, the maximum aggregate number of Shares that may be issued under the ESP Plan will increase from approximately 375,000 Shares remaining available as of January 31, 2015 to approximately 500,000 Shares (for a total of 2,925,000 Shares of Company common stock authorized for issuance under the ESP Plan).

Eligibility. Any natural person who is employed by the Company (or by any of its Subsidiaries) is eligible to participate in the ESP Plan other than an employee whose customary employment is (i) 20 hours or less per week, or (ii) not more than five (5) months in any calendar year, subject to certain limitations imposed by Section 423(b) of the Code, including (a) the requirement that no person may be granted rights under this ESP Plan (and all plans qualified under Code Section 423(b) maintained by the Company or any Subsidiary) to purchase more than $25,000 worth of Company common stock (valued at the time each right is granted) for each calendar year in which rights are outstanding, and (ii) the requirement that no person who owns or holds options to purchase, or who as a result of participation in the ESP Plan, would own or hold options to purchase, five percent or more of the outstanding stock of the Company or any Subsidiary is eligible to participate in the ESP Plan. Non-employee directors are not eligible to participate in the ESP Plan. As of January 31, 2015, approximately 3,265 employees were eligible to participate in the ESP Plan, of which four (4) were executive officers of the Company.

Participation in an Offering. While the Plan Administrator has discretion to establish different Offering Periods, Shares are currently offered under the ESP Plan through bi-annual Offering Periods that begin on January 1 and July 1 of each year. To participate in the ESP Plan, Employees must authorize payroll deductions in whole percentages from one percent to up to ten percent of regular, straight-time earnings, excluding shift premiums, bonuses and special payments. Once an Employee becomes a Participant in the ESP Plan, the Employee will automatically participate in each successive Offering Period until such time as the Employee withdraws from, or is no longer eligible to participate in, the ESP Plan.

Purchase Price. The purchase price per share of Company common stock under the ESP Plan is determined by the Plan Administrator but shall not be less than 85% of the lesser of the fair market value of the Company’s common stock on (i) the first day of the relevant Offering Period (the Offering Commencement Date) or (ii) the last day of the relevant Offering Period (the Offering Termination Date). However, if the Company does not specify on the Offering Commencement Date the maximum number of Shares that may be purchased by a Participant during such Offering Period, then the purchase price for such Offering Period shall be determined as of the Offering Termination Date. The fair market value of a share of the Company’s common stock on these measurement dates will be equal to the closing price per share as reported on NASDAQ.

Shares Purchased. The number of Shares of the Company’s common stock a Participant purchases during each Offering Period is determined by dividing the total amount of payroll deductions withheld from the Participant’s paychecks during the Offering

Period by the purchase price per share. In the event that the ESP Plan’s available share reserve limits the number of Shares of Company common stock that may be issued and sold during any Offering Period, Plan Administrator shall make a pro-rata allocation of the Shares in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. The balance of payroll deductions remaining following any such pro-ration (or oversubscription by the Participant) will be returned to the Employee without interest.

Withdrawal. A Participant may withdraw from an Offering under the ESP Plan at any time by giving 30 days prior notice to the Company (however, no withdrawal notice will be effective if received in the 30 day period prior to the end of an Offering Period) without affecting his or her eligibility to participate in future Offerings. However, once a Participant withdraws from an Offering, that Participant may not subsequently participate in the same Offering. A Participant will automatically be withdrawn from an Offering under the ESP Plan upon a termination of employment with the Company or a Subsidiary for any reason, with any payroll deductions returned without interest.

Transferability. No option grants under the ESP Plan will be transferable by the Participant, except by will or the laws of inheritance following a Participant’s death.

Adjustments. In the event any change is made in the Company’s capitalization during an Offering Period, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made to the purchase price, the number of Shares subject to purchase under the ESP Plan, the number of Shares authorized for issuance under the ESP Plan, and the maximum number of Shares that may be purchased by a Participant during any Offering Period, in each case, as determined by the Plan Administrator to preserve the economic incentive provided by the ESP Plan and the Offering. No adjustments shall be made for cash dividends.

Corporate Transactions. In the event that all or substantially all of the Company’s assets or outstanding voting stock are disposed of by means of a sale, merger, or reorganization in which the Company will not be the surviving corporation or in the event the Company is liquidated, the Committee, in its sole discretion, may determine that (i) all outstanding options will automatically be exercised immediately prior to the effective date of such transaction, or (ii) the surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the ESP Plan.

Amendment, Suspension, and Termination. The Board or the Plan Administrator may at any time amend, suspend, or terminate the ESP Plan; however, such amendment, suspension, or termination may not make any changes in an option previously granted that would adversely affect the rights of any Participant. No amendment may be made to the ESP Plan without the approval or ratification of the Company’s shareholders if such amendment (i) increases the maximum number of Shares which may be issued under any Offering (other than changes to adjust for a recapitalization), (ii) amends the requirements for employee participation, or (iii) permits members of the Committee to purchase Shares under the ESP Plan. Upon termination of the ESP Plan, the remaining balance, if any, in each Participant’s account under the ESP Plan shall be refunded to the Participant as soon as practicable thereafter.

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to federal income tax consequences, under current U.S. tax law, of participation in the ESP Plan and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our shareholders considering how to vote at the annual meeting and not as tax guidance to individuals who participate in the ESP Plan. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, Participants are advised to consult their own tax advisors with respect to the tax consequences of participating in the ESP Plan.

The ESP Plan is intended to be an “employee stock ESP Plan” within the meaning of Code Section 423. Under this type of plan, no taxable income will be reportable by a Participant, and no deductions will be allowable to the Company, due to the grant of the option at the beginning of an Offering or at the purchase of Shares at the end of an Offering. A Participant will, however, recognize taxable income in the year in which the Shares purchased under the ESP Plan are sold or otherwise made the subject of disposition.

A sale or other disposition of Shares purchased under the ESP Plan will be a “disqualifying disposition” if such sale or disposition occurs prior to the later of (i) two years after the date the option is granted and (ii) one year from the date of the purchase of the applicable Shares.

If the Participant makes a disqualifying disposition of Shares purchased under the ESP Plan, the excess of the fair market value of the Shares on the date of purchase over the purchase price will be treated as ordinary income to the Participant at the time of such disposition, and any additional gain (or loss) on the disposition (after adding the amount treated as ordinary income to the Participant’s basis in the Shares) will be a capital gain (or loss) to the Participant. The Company will be entitled to an income tax deduction for the amount treated as ordinary income to the Participant for the taxable year of the Company in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of the Company’s officers under Code Section 162(m). In no other instance will the Company be allowed a deduction with respect to the Participant’s disposition of the purchased Shares.

If the Participant sells or otherwise disposes of Shares purchased under the ESP Plan after satisfying the holding period outlined above (i.e., a qualifying disposition), then the Participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the Shares at the time of disposition over the purchase price for the Shares or (ii) the excess of the fair market value of the Shares at the time the option was granted over the purchase price. Any additional gain (or loss) on the disposition (after adding the amount treated as ordinary income to the Participant’s basis in the Shares) will be long-term capital gain (or loss) to the Participant. The Company will not be entitled to an income tax deduction for any amount with respect to the issuance or exercise of the option or the sale of the underlying Shares.

Specific Benefits

The benefits that will be received by or allocated to eligible employees under the ESP Plan cannot be determined at this time because the amount of contributions set aside to purchase Shares of the common stock under the ESP Plan (subject to the limitations discussed above) is entirely within the discretion of each Participant. If the proposed amended and restated version of the ESP Plan had been in effect for the 2014 fiscal year, the Company does not expect that the number of Shares purchased by Participants in the ESP Plan during that year would have been materially different than the number of Shares purchased as set forth in the table below.

As of April 16, 2015, the fair market value of a share of Company common stock was $12.03.

Aggregate Past Purchases Under the ESP Plan

As of January 31, 2015, approximately 2,425,000 Shares of the Company’s common stock had been purchased under the ESP Plan since its inception in 1997. The following number of Shares have been purchased by the persons and groups identified below:

Name	Aggregate Number of Shares Purchased in the Most Recent Completed Offering Period Ended December 31, 2014	Aggregate Number of Shares Purchased Under the Purchase Plan in All Completed Offering Periods
Named Executive Officers
Jay Stein	0	0
Gregory Kleffner	206	14,081
D. Hunt Hawkins	0	3,666
Brian Morrow	0	0
Gary Pierce	0	0
All executive officers (including the Named Executive Officers identified above)
All Non-Employee Directors	0	0
Each other person who has received 5% or more of the options, warrants or rights under the ESP Plan	0	0
All other employees	33,610	2,407,253
Total	33,816	2,425,000

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE AN ADDITIONAL 125,000 SHARES TO BE AVAILABLE FOR PURCHASE BY THE COMPANY’S EMPLOYEES UNDER THE STEIN MART, INC. EMPLOYEE STOCK PURCHASE PLAN AND TO EXTEND THE TERM OF THE PLAN FROM DECEMBER 31, 2015 UNTIL DECEMBER 31, 2020.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the independent registered certified public accounting firm twelve (12) times during 2014 to review and discuss the Company’s annual and quarterly financial statements prior to their issuance, and other matters. At least four (4) of these meetings also included separate executive sessions with the independent registered certified public accounting firm without the presence of management and executive sessions without others present and with the Company’s Chief Financial Officer and with the Company’s Vice President of Audit Services. During 2014, management advised the Audit Committee that each set of consolidated financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the USA.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended January 31, 2015 with management. The Audit Committee also discussed with the independent registered certified public accounting firm the matters required to be discussed by the statement on PCAOB Auditing Standard No. 16 “Communications with Audit Committees”. The Audit Committee also received the written disclosures and the letter from the independent registered certified public accounting firm mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered certified public accounting firm their firm’s independence. The Audit Committee also monitored the Company’s compliance with the internal controls provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended January 31, 2015 for filing with the Securities and Exchange Commission.

Irwin Cohen, Chairman

Susan Falk

Burton M. Tansky

PROPOSAL NO. 4 -

RATIFICATION OF APPOINTMENT OF KPMG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm KPMG LLP to serve as our independent registered certified public accounting firm for the current fiscal year ending January 30, 2016. That firm has served as our audit firm since July 10, 2013. As previously disclosed, the Audit Committee sent out a request for proposal to several national accounting firms, including our prior audit firm, PricewaterhouseCoopers LLP, on June 6, 2013. On June 11, 2013, PricewaterhouseCoopers informed the Company that it declined to stand for re-election and that, accordingly, the auditor-client relationship between PricewaterhouseCoopers LLP and the Company was terminated as of that date.

In connection with the audit of the Company’s consolidated financial statements for the fiscal year ended February 2, 2013 and through June 11, 2013, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in their report on the Company’s consolidated financial statements for such year.

The audit report of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company and subsidiaries for the fiscal year ended February 2, 2013 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended February 2, 2013 and through June 11, 2013, the Company had reportable events related to material weaknesses in the Company’s internal control over financial reporting. The material weaknesses identified in the Form 10-K for the fiscal year ended February 2, 2013 and Form 10-Q for the fiscal quarter ended May 4, 2013 related to the control environment for the level of information and communication between the finance department and other department functions and the Company not having designed effective controls related to 1)( i) the finance department monitoring and evaluating the appropriate accounting for markdowns, and (ii) the finance and merchandising departments effectively communicating so that the finance department could develop appropriate accounting policies relative to markdowns, 2) financial management adequately validating the assertions made by real estate operations management regarding the future value of leasehold improvements made by the Company, 3) financial management effectively communicating with human resources personnel to fully understand the Company’s vacation policy, 4) the indirect cost capitalization adjustment in interim periods, 5) (i) information technology personnel effectively communicating the nature of certain software expenditures to the finance department resulting in the amortization of software costs over an improper period and (ii) financial management effectively communicating with information technology personnel to timely identify and remove retired software assets from the accounting records, 6) the IT department effectively communicating system incidents to the appropriate personnel, 7) the appropriate identification of errors in and the review of credit card receivable reconciliations by management, and 8) the review of the reconciliation of the retail stock ledger (RSL) and Perpetual System inventory balances.

We provided PricewaterhouseCoopers LLP with a copy of the above disclosures and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agreed with our statements. A copy of the letter furnished by PricewaterhouseCoopers LLP in response to that request was filed as Exhibit 16.1 to our Current Report on Form 8-K filed on June 17, 2013.

Our Board of Directors has directed that the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered certified public accounting firm is not required by our articles of incorporation or bylaws. However, the Board of Directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and the Company.

The following table provides information relating to the fees billed or expected to be billed for the audit including the audit of internal controls and fees billed/paid for other services provided by KPMG LLP, our independent registered public accounting firm, and by our prior auditors, PricewaterhouseCoopers LLP, in each of the last two (2) fiscal years.

	KPMG LLP(1)		PricewaterhouseCoopers LLP(1)
	2014	2013	2014	2013

Audit Fees	$ 964,200	$1,028,200	$ 13,500	$152,000

Audit-related Fees(2)	45,000	-	-	-

Tax Fees(3)	-	-	-	37,000

All Other Fees	1,650	-	-	-

Total	$1,010,850	$1,028,200	$ 13,500	$189,000

(1)

On June 11, 2013, PricewaterhouseCoopers LLP declined to stand for re-election and, on July 10, 2013, KPMG LLP was appointed as the Company’s independent registered public accounting firm. Amounts listed for PricewaterhouseCoopers LLP in 2014 consist of consent fees only.

(2)	Fees for additional services provided related to assessment of software implementation.

(3)

Includes fees for professional services relating to tax compliance (preparation of returns) and fees relating to an IRS examination. No services were provided relating to aggressive tax transactions, contingent fee services or any tax services to certain persons who serve in financial reporting oversight roles.

All decisions regarding selection of independent registered certified public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee must pre-approve (i) all audit services, and (ii) all non-audit services provided by the independent registered certified public accounting firm that are permitted by Section 201 of the Sarbanes-Oxley Act, except if:

1.

in the case of permissible non-audit services, such services qualify as de minimis under Section 202 of the Sarbanes-Oxley Act and we did not recognize that such services were non-audit services at the time of the engagement;

2.	the Audit Committee, or one (1) or more of its designated members, approves the permissible non-audit services before completion of the audit; and
3.	when one (1) or more designated members approve such services, such approval is presented to the Audit Committee at its next scheduled meeting.

All audit, audit-related and tax services provided by KPMG LLP and PricewaterhouseCoopers LLP, respectively, were pre-approved in accordance with the Audit Committee’s guidelines.

The Audit Committee discussed the non-audit services with KPMG LLP and PricewaterhouseCoopers LLP, respectively, and determined that their provision would not impair that firm’s independence.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 30, 2016.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

The Audit Committee has adopted written policies and procedures for the Committee to follow in reviewing and approving or ratifying related-party transactions involving the Company and any of its executive officers, directors or five percent (5%) or more shareholders or any of their family members. These transactions include:

(a)	transactions that must be disclosed in proxy statements under SEC rules; and
(b)	transactions that could potentially cause a non-employee director to cease to qualify as independent under NASDAQ listing requirements.

Transactions that are deemed immaterial under SEC disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which a Stein Mart director’s sole relationship is as a non-employee director and the total amount involved does not exceed one percent (1%) of the other company’s total annual revenues.

Criteria to be considered by the Audit Committee in determining whether related-party transactions should be approved or ratified include:

(a)	whether the transactions are on terms no less favorable to the Company than terms generally available from an unrelated third party;
(b)	the extent of the related-party’s interest in the transaction;
(c)	whether the transaction would interfere with the performance of the officer’s or director’s duties to the Company;
(d)	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under NASDAQ listing requirements; and
(e)	such other factors that the Audit Committee deems appropriate under the circumstances.

The Audit Committee has approved the related-party transactions described below after determining that the transactions do not adversely affect the performance by these directors and officer of their duties to the Company.

Mr. Mitchell W. Legler. Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. From August 1995 to April 2001, Mr. Legler was the sole shareholder of the law firm of Mitchell W. Legler, P.A., which served as general counsel to us. Legal fees received by Kirschner & Legler, P.A. for fiscal year 2014 were $203,094.41. The Audit Committee believes that amounts paid for these services are competitive with amounts that would be paid to a third party for similar services and that the engagement does not interfere with the performance of Mr. Legler’s duties as a director of the Company. In addition, Mr. Legler, as general counsel to the Company, participated in our 2014 Incentive Plans and was granted 8,100 Performance Share Awards at a target level and 5,400 Restricted Stock Awards under our Long-Term Incentive Plan. In March 2015, we renewed an agreement with Kirschner & Legler, P.A. effective April 1, 2015 pursuant to which we have retained Mr. Legler and his firm to serve as our general counsel for a term of two (2) years. This agreement provides that we will pay Kirschner & Legler, P.A. annual compensation of $200,000 per year and that such firm will be eligible to receive bonus and equity awards through our compensation program. This agreement further provides that Mr. Legler will be able to participate in our medical and dental insurance plans to the same extent as a person employed as a Senior Vice President. The agreement provides for a severance payment of $200,000 if the agreement is terminated without cause (as defined in the agreement) or if the agreement is not renewed at the expiration of the term. If the agreement is terminated following a change of control, we have agreed to pay 200% of the sum of (i) the amount due for a termination without cause and (ii) the target bonus in the year of termination.

Mr. Richard L. Sisisky.  Mr. Sisisky is the Company’s lead director and a member of the Corporate Governance and Compensation Committees. Mr. Sisisky, as a private investor, owned an interest in several investment limited liability companies which in turn had, among other investments, an investment in COLO5, LLC (COLO5). Mr. Sisisky’s brother and other family members also owned direct interests in COLO5. Based on the information provided by Mr. Sisisky, neither Mr. Sisisky nor any of his family members served in any management position with COLO5, and all of their collective interests combined were less than 8% of the equity investment in COLO5. COLO5 operated a secure location at which the Company maintains certain of its data processing equipment. The Company paid that entity $312,242 for its services during fiscal 2014 through September 5, 2014. On September 5, 2014, COLO5 operations were sold in an asset sale and neither Mr. Sisisky nor his family members have any continuing interest in those operations. The Audit Committee believes that the amounts paid by the Company to COLO5 were competitive with amounts which would be paid to others for similar services, that no preference was given to COLO5 as a result of Mr. Sisisky’s interests and that the transactions did not interfere with the performance of Mr. Sisisky’s duties as a director of the Company or disqualify Mr. Sisisky from being deemed independent under NASDAQ listing requirements.

Mr. Jay Stein. Mr. Stein is the Company’s Chairman and Chief Executive Officer, and also controls in excess of thirty percent (30%) of the Company’s common stock. Prior to June 2, 2014, Mr. Stein had a personal interest in a NetJets aircraft. Effective June 2,

2014, a subsidiary of the Company purchased an undivided 3.125% interest in a NetJets aircraft, and Mr. Stein contributed his personal NetJets contract to the Company’s subsidiary, which the subsidiary utilized as trade-in credit with NetJets in the amount of $86,246. The Company reimbursed Mr. Stein for the value of his NetJets contract in the amount of the trade-in credit the Company’s subsidiary was credited on the purchase of the NetJets interest, and also reimbursed Mr. Stein for certain monthly management fees Mr. Stein paid during fiscal 2014 in the amount of $12,513. The aggregate value of the reimbursement to Mr. Stein totaled $98,759. While the value of the transaction was below the threshold for review by the Audit Committee, the Audit Committee was informed of the transaction when it occurred and subsequently ratified the Company’s actions with respect to the reimbursement of Mr. Stein for his personal contribution.

Compensation Committee Interlocks and Insider Participation. Messrs. Carpenter (Chairman), Sisisky, Tansky and Weaver served on our Compensation Committee during fiscal 2014. None of these directors has served as an officer or employee of the Company. Mr. Sisisky had a related-party transaction with the Company that required consideration by our Audit Committee in connection with their review of related-party transactions, and such related-party transaction is disclosed above.

OTHER MATTERS

Shareholder Proposals for the 2016 Annual Meeting of Shareholders

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2016 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than January 5, 2016. To ensure prompt receipt by us, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after January 5, 2016 and the proposal will not be brought before the meeting.

Annual Report

A copy of our Annual Report for the year ended January 31, 2015 accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Linda Tasseff, Director, Investor Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Householding

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or a single set of annual meeting materials to two or more of our shareholders who share an address. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from one or more of such shareholders prior to the mailing date. We will deliver promptly, upon written or oral request made in accordance with the instructions below, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive separate copies or only one copy of future Notices, proxy statements and annual reports for your household, please call or write to Ms. Linda Tasseff, Director, Investor Relations, at the following address and/or telephone number.

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

(904) 858-2639

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND VOTE BY INTERNET, TELEPHONE OR MAIL. INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

APPENDIX A

STEIN MART, INC. EMPLOYEE STOCK PURCHASE PLAN

Effective July 1, 1997

As Amended and Restated Effective April 21, 2015

ARTICLE I - PURPOSE

1.01	Purpose.

The Plan is intended to provide a method whereby Employees of the Company will have an opportunity to acquire a proprietary interest in the Company through the purchase of Shares. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Code Section 423. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

ARTICLE II - DEFINITIONS

2.01	Account.

The account to which payroll deductions made for a Participant are credited.

2.02	Base Pay.

Regular straight-time earnings excluding payments for shift premiums, contests, bonuses and other special payments.

2.03	Board of Directors.

The Board of Directors of Stein Mart, Inc.

2.04	Code.

The Internal Revenue Code of 1986, as amended.

2.05	Committee.

The committee comprised of the individuals described in Article XI.

2.06	Company.

Stein Mart, Inc. including its Subsidiaries unless the context otherwise requires.

2.07	Deduction Percentage.

The percentage amount a Participant elects to have deducted from his or her Base Pay on each payday at the rate of 1% to 10%, in whole percentages.

2.08	Employee.

An employee of the Company unless the employee’s customary employment is (i) 20 hours or less per week, or (ii) not more than 5 months in any calendar year.

2.09	Exchange Act.

Securities Exchange Act of 1934.

2.10	Offering.

An offering of Shares under the Plan.

2.11	Offering Commencement Date.

The January 1 or July 1, as the case may be, on which the particular Offering begins.

2.12	Offering Period.

The period for which an Offering is made.

2.13	Offering Termination Date.

The June 30 or December 31, as the case may be, on which the particular Offering terminates.

2.14	Option.

An option to purchase a Share under the Plan.

2.15	Option Price.

The price determined under Section 6.02.

2.16	Participant.

An Employee who participates in the Plan.

2.17	Plan.

Stein Mart, Inc. Employee Stock Purchase Plan, as amended and restated.

2.18	Shares

Shares of the common stock of Stein Mart, Inc.

2.19	Subsidiaries.

Any present or future corporation which (i) would be a “subsidiary corporation” of the Company as that term is defined in Code Section 424(f), and (ii) is designated as a participating employer in the Plan by the Committee.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.01	Initial Eligibility.

Any Employee who shall have completed six months continuous employment and shall be employed by the Company on the date his or her participation in the Plan is to become effective shall be eligible to participate in Offerings under the Plan that commence on or after such six-month period has concluded.

Officers of the Company shall be eligible to participate in Offerings under the Plan, provided, however, that the Committee may provide in an offering that Employees who are highly compensated employees within the meaning of Code Section 414(q) or subject to the disclosure requirements of Section 16(a) of the Exchange Act shall not be eligible to participate, provided such exclusion shall be applied in an identical manner to all such highly compensated employees of the Company.

3.02	Restrictions on Participation.

Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan:

(a)      if, immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a related corporation (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee and stock that the Employee may purchase under all outstanding options shall be treated as stock owned by such Employee); or

(b)      which permits his or her rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate that exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

3.03	Commencement of Participation.

An eligible Employee may become a Participant by filing an enrollment form with the Company on or before the date set therefore by the Committee, which date shall be prior to the Offering Commencement Date for the Offering. Payroll deductions for a Participant shall commence on the applicable Offering Commencement Date when his authorization for a payroll deduction becomes effective and shall terminate as provided herein.

ARTICLE IV - OFFERINGS

4.01	Annual Offerings.

The Plan will be implemented by annual Offerings beginning on the 1st day of January in each year with each Offering terminating on December 31 of the same year; provided, however, that each annual Offering may, in the discretion of the Committee exercised prior to the commencement thereof, be divided into two six-month Offerings commencing, respectively, on January 1 and July 1 of such year and terminating on June 30 of such year and December 31 of the same year, respectively. The maximum number of Shares issued in each of the respective years shall be: 200,000 Shares plus unissued Shares from the prior Offerings, whether offered or not. If a six-month Offering is made, the maximum number of Shares to be issued shall be 1/2 of the number of Shares set forth for the annual Offering Period in which the six-month Offering Period falls, plus unissued shares from prior Offerings, whether offered or not.

ARTICLE V - PAYROLL DEDUCTIONS

5.01	Amount of Deduction.

At the time a Participant enrolls in the Plan, the Participant shall elect to have deductions made from his pay on each payday during the time he or she is a Participant in an Offering at the Deduction Percentage of his Base Pay; provided, however, that the maximum payroll deduction shall be $20,000 per year.

5.02	Participant’s Account.

All payroll deductions made for a Participant shall be credited to his Account. A Participant may not make any separate cash payments into such Account.

5.03	Changes in Payroll Deductions.

A Participant may discontinue payroll deductions under the Plan by providing the withdrawal notice specified in Section 8.01 of this Plan. In addition, a Participant may change his or her Deduction Percentage during an Offering (for that Offering and for subsequent Offerings) at any time by giving prior notice to the Company; provided, however, that no change to a Deduction Percentage will be effective during the 30-day period immediately prior to an Offering Termination Date. No other changes can be made during an Offering.

ARTICLE VI - GRANTING OF OPTION

6.01	Number of Option Shares.

On each Offering Commencement Date, a Participant shall be deemed to have been granted an Option to purchase a maximum number of Shares equal to the balance in the Participant’s Account on the Offering Termination Date divided by the Option Price as defined in Section 6.02 below.

6.02	Option Price.

The Option Price of Shares purchased with payroll deductions made during such Offering for a Participant therein shall be the lower of:

(a)      85% of the closing price of Shares on the Offering Commencement Date or the nearest prior business day on or which trading occurred on the NASDAQ (or its successor, if any); or

(b)      85% of the closing price of Shares on the Offering Termination Date or the nearest prior business day on which trading occurred on the NASDAQ (or its successor, if any);

provided, however, that if the terms of the Offering do not specify on the Offering Commencement Date the maximum number of Shares that may be purchased by a Participant during such Offering Period, then the Option Price for such Offering shall be determined solely in accordance with subsection (b) above.

If the Shares are not admitted to trading on any of the aforesaid dates for which closing prices of the Shares are to be determined, then reference shall be made to the fair market value of Shares on that date, as determined on such basis as shall be established or specified for the purpose by the Committee.

ARTICLE VII - EXERCISE OF OPTION

7.01	Automatic Exercise.

Unless a Participant gives written notice to the Company as hereinafter provided, the Participant’s Option for the purchase of Shares with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering for the purchase of the number of whole and fractional Shares that the accumulated payroll deductions in his Account at that time will purchase at the applicable Option Price.

7.02	Transferability of Option.

During a Participant’s lifetime, Options held by such Participant shall be exercisable only by that Participant.

7.03	Delivery of Shares.

As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each Participant, or to a third party administrator to be held in an account on behalf of the Participant, certificates for the Shares purchased upon exercise of an Option.

ARTICLE VIII - WITHDRAWAL

8.01	In General.

A Participant may withdraw all accumulated payroll deductions credited to his or her Account under the Plan at any time by giving 30 days prior notice to the Company; provided, however, that no withdrawal notice will be effective during the 30-day period immediately prior to an Offering Termination Date. All of the Participant’s payroll deductions credited to the Participant’s Account will be paid to the Participant promptly after receipt of a timely notice of withdrawal, and no further payroll deductions will be made from his Base Pay during such Offering. The Committee may, at its option, treat any attempt to borrow by a Participant on the security of his accumulated payroll deductions as an election to withdraw such deductions.

8.02	Effect on Subsequent Participation.

A Participant’s withdrawal from any Offering will not have any effect upon his eligibility to participate in any succeeding Offering or in any similar plan that may hereafter be adopted by the Company.

8.03	Termination of Employment.

Upon termination of the Participant’s employment for any reason, the payroll deductions credited to the Participant’s Account will be returned to the Participant without interest, or, in the case of death subsequent to the termination of his employment, to the person or persons entitled thereto under Section 12.01.

ARTICLE IX - INTEREST

9.01	Payment of Interest.

No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

ARTICLE X - STOCK

10.01	Maximum Shares.

The maximum number of Shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.04 shall be 200,000 Shares in each annual Offering Period (100,000 Shares in each six-month Offering Period) plus in each Offering all unissued Shares from prior Offerings, whether offered or not, not to exceed 2,925,000 Shares for all Offerings. If the total number of Shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of Shares for the applicable Offering, the Committee shall make a pro-rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. The balance of payroll deductions credited to the Account of each Participant as a result of such proration (or as a result of the Participant’s payroll deductions exceeding the maximum number of Shares that may be purchased by the Participant for any Offering) shall be returned, without interest, to the Participant as soon as practicable following the Offering Termination Date.

10.02	Participant’s Interest in Option Stock.

The Participant will have no interest in Shares covered by his option until such option has been exercised.

10.03	Registration of Shares.

Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by notice to the Company prior to the Offering Termination Date applicable thereto, in the names of the Participant and one such other person (who is not a minor) as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

10.04	Restrictions on Exercise.

The Board of Directors or Committee may, in its discretion, require as conditions to the exercise of any option that the Shares reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange or NASDAQ and that either:

(a)      a Registration Statement under the Securities Act of 1933, as amended, with respect to said Shares shall be effective; or

(b)      the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his intention to purchase the Shares for investment and not for resale or distribution.

All certificates for Shares delivered pursuant to the exercise of any Option shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and legends may be put on any such certificates to make appropriate reference to such restrictions.

ARTICLE XI - ADMINISTRATION

11.01	Appointment of Committee.

The Board of Directors shall appoint the Committee, which shall consist of no fewer than two members of the Board of Directors, to administer the Plan and exercise all other rights granted to it hereunder. No members of the Committee shall be eligible to purchase stock under the Plan.

11.02	Authority of Committee.

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion: to interpret and construe any and all provisions of the Plan; to adopt rules and regulations for administering the Plan; to impose additional terms, conditions and restrictions on a Participant’s rights in any Offering not otherwise described herein (but only to the extent consistent with Code Section 423); to amend the Plan, subject to the limitations contained in Section 12.05 of the Plan); and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination on the foregoing matters shall be conclusive.

11.03	Rules Governing the Administration of the Committee.

The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

11.04	Third Party Administration.

The Committee may employ the services of a third party administrator to maintain records and accounts and to perform ministerial administrative services for the Plan or on behalf of the Company.

ARTICLE XII - MISCELLANEOUS

12.01	Designation of Beneficiary.

A Participant may file a designation of a beneficiary who is to receive any Shares and/or cash in the event of a Participant’s death. Such designation of beneficiary may be changed by the Participant at any time by notice to the Company. Upon the death of a Participant and upon receipt of proof of identity and existence at the Participant’s death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Shares and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents of the Participant as the Company may designate. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the Shares or cash credited to the Participant under the Plan.

12.02	Transferability.

Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8.01.

12.03	Use of Funds.

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.04	Adjustment Upon Changes in Capitalization.

(a)      If, while any Options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding Options and in the Option Price applicable to such outstanding Options. In addition, in any such event, the number and/or kind of Shares which may be offered in the Offerings described in Article IV hereof may also be proportionately adjusted. No adjustments shall be made for cash dividends.

(b)      In the event of: (1) a dissolution or liquidation of Stein Mart, Inc.; (2) a merger or consolidation in which Stein Mart, Inc., is not the surviving corporation; (3) a reverse merger in which Stein Mart, Inc., is the surviving corporation but the shares of Stein Mart, Inc.’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of Stein Mart, Inc., representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, as determined by the Committee in its sole discretion (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) Participants’ accumulated payroll deductions may be used to purchase Shares immediately prior to the transaction described above and the Participants’ rights under the ongoing Offering will be terminated.

12.05	Term, Amendment, and Termination.

The Plan shall remain in effect until it is terminated; provided, however, if the shareholders approve the Plan for a specific term, the Plan shall only remain effect during such term, subject to such extensions of term as may be approved by the shareholders from time to time. The Board of Directors or the Committee shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors or the Committee shall not, without the approval of the shareholders of the Company (i) increase the maximum number of shares that may be issued under any Offering (except pursuant to Section 12.04); (ii) amend the requirements as to the class of employees eligible to purchase Shares under the Plan (to the extent such modification requires shareholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 of the Exchange Act), or (iii) permit the members of the Committee to purchase Shares under the Plan. No termination, modification or amendment of the Plan may, without the consent of an employee then having an option under the Plan to purchase Shares, adversely affect the rights of such employee under such option.

12.06	No Employment Rights.

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

12.07	Effect of Plan.

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

12.08	Governing Law.

The law of the State of Florida, without reference to conflict of law principles, will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

IN WITNESS WHEREOF, the undersigned certifies that the preceding constitutes the Stein Mart, Inc. Employee Stock Purchase Plan, as amended and restated, this 21st day of April, 2015.

STEIN MART, INC.

By	/s/ Hunt Hawkins

Its	President and Chief Operating Officer

VOTE BY INTERNET - www.proxyvote.com
STEIN MART, INC. 1200 RIVERPLACE BLVD JACKSONVILLE, FL 32207	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees

01	Jay Stein 02 John H. Williams, Jr. 03 Irwin Cohen 04 Susan Falk 05 Linda M. Farthing
06	Mitchell W. Legler 07 Richard L. Sisisky 08 Burton M. Tansky 09 J. Wayne Weaver

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain

2	To approve an advisory resolution approving executive compensation for fiscal year 2014.

3	To approve an increase in the number of the Company’s common stock available under, and to extend the term of, the Stein Mart, Inc. Employee Stock Purchase Plan.

4	To ratify the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 30, 2016.

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2014 Annual Report on Form 10-K is/are available at www.proxyvote.com.

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STEIN MART, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN
CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO
BE HELD JUNE 23, 2015

The undersigned hereby appoints Jay Stein and John H. Williams, Jr., and each of them, with full power of substitution and revocation, as true and lawful agents and proxies of the undersigned to attend and vote all shares of Common Stock of Stein Mart, Inc., a Florida corporation, that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of Stein Mart, Inc., a Florida corporation, to be held on June 23, 2015 at 2:00 P.M., local time, at The Museum of Science and History, 1025 Museum Circle, Jacksonville, Florida, 32207 and at any adjournments thereof, hereby revoking any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be deemed a direction to be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side